                                 SCHEDULE 14A

                                (Rule 14a-101)
                   INFORMATION REQUIRED IN CONSENT STATEMENT

                           SCHEDULE 14A INFORMATION
              Consent Statement Pursuant to Section 14(a) of the

            Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Consent Statement         [_] Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Consent Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SHOREWOOD PACKAGING CORPORATION
               (Name of Registrant as Specified in its Charter)

                            CHESAPEAKE CORPORATION
                                SHEFFIELD, INC.
                 (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act

  Rules 14a-6(i)1 and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

REVISED PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED JANUARY 28, 2000

                               CONSENT STATEMENT

                                      TO

                STOCKHOLDERS OF SHOREWOOD PACKAGING CORPORATION

                                      BY

                                SHEFFIELD, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                            CHESAPEAKE CORPORATION

  This Consent Statement is being furnished by Sheffield, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Chesapeake Corporation, a Virginia corporation ("Chesapeake"), to the holders (the "Stockholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), of Shorewood Packaging Corporation, a Delaware corporation ("Shorewood" or the "Company"), in connection with the solicitation by Purchaser of written consents from the Stockholders to authorize the actions described below (the "Consent Solicitation"). This Consent Statement and the accompanying WHITE consent card are first being sent to Stockholders on or
about          , 2000.

  THIS CONSENT SOLICITATION IS BEING MADE BY PURCHASER AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF SHOREWOOD.

  Your consent is important, no matter how many or how few shares of Common Stock you own. Purchaser urges you to sign, date and return the enclosed WHITE consent card.

  Chesapeake urges you NOT to sign a BLUE consent revocation card.

  Chesapeake and Purchaser urge you to read this entire Consent Statement carefully. The information contained in this Consent Statement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). While Section 21E of the Exchange Act is not applicable to forward-looking statements made in connection with a tender offer, it has not been judicially determined whether the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in a consent solicitation conducted in connection with a tender offer. Such statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects" and similar words and phrases. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) consummation of the proposed acquisition; (ii) the successful integration of the Company into Chesapeake's operations after consummation of the proposed acquisition; (iii) the retention of key employees within the sales, service, design and manufacturing organizations of the Company; and (iv) Chesapeake's ability to operate successfully within a more leveraged capital structure. Given these uncertainties, prospective investors are cautioned not to attribute undue certainty on such forward-looking statements. Chesapeake and Purchaser disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

  Purchaser requests that completed, signed and dated WHITE consent cards be
returned to it on or before its publicly announced target date of        ,
2000. A FAILURE TO SIGN, DATE AND RETURN THE WHITE CONSENT CARD IN A TIMELY MANNER WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PURCHASER'S PROPOSALS. If you need assistance in voting your shares of Common Stock, please call Purchaser's information agent, D.F. King & Co., Inc., toll free at 1-800-578-5378.

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

  Chesapeake and Purchaser, and certain other persons named below, may be deemed to be participants in the Consent Solicitation. The participants in this solicitation may include: (i) the directors of Chesapeake (Harry H. Warner, Chairman of the Board; Thomas H. Johnson, President & Chief Executive Officer; Robert L. Hintz; James E. Rogers; John W. Rosenblum; Frank S. Royal; Wallace Stettinius; Richard G. Tilghman; Joseph P. Viviano; and Hugh V. White, Jr.); and (ii) certain officers of Chesapeake: J.P. Causey Jr., Senior Vice President, Secretary & General Counsel; Andrew J. Kohut, Senior Vice President--Strategic Business Development; Octavio Orta, Executive Vice President--Display & Packaging; William T. Tolley, Senior Vice President-- Finance & Chief Financial Officer; Molly Remes, Director--Corporate Communications; and Joel Mostrom, Vice President--Land Development. As of the date of this communication, approximately 4.1 million Shares (as defined below) of Shorewood, representing approximately 14.9% of the outstanding Shares, are beneficially owned by Chesapeake and Purchaser (including Shares to be purchased pursuant to a stock purchase agreement between Chesapeake and a third-party).

  Chesapeake has retained Goldman, Sachs & Co. ("Goldman Sachs") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its co-financial advisors in connection with the Offer (as defined below) for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. Chesapeake and Purchaser have retained Goldman Sachs and DLJ to act as their Co-Dealer Managers in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Chesapeake and Purchaser have agreed to indemnify Goldman Sachs and certain related persons and DLJ and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of each of their engagements. Goldman Sachs and DLJ may be deemed to be "participants," as such term is defined in Schedule 14A promulgated under the Exchange Act, in the Consent Solicitation; however, neither Goldman Sachs nor DLJ believes that they or any of their respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act in the solicitation of proxies and/or consents, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or DLJ. In connection with Goldman Sachs' role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: Ravi Sinha, George Mattson, James Katzman, Peter Comisar and Jason Gilbert. In connection with DLJ's role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: L. Price Blackford, Doug Brown, Daniel Schleifman, Robert Simensky and Andrew Kramer. Goldman Sachs and DLJ each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. For additional information concerning the forgoing persons who may be deemed to be participants in the Consent Solicitation, including the number of Shares beneficially owned by such persons, see "Solicitation of Consents."

                           THE CONSENT SOLICITATION

  Purchaser is soliciting consents to take the following actions
(collectively, the "Proposals") without a Stockholders' meeting, as permitted by Delaware law and as further described herein:

    Proposal No. 1. Amend Article III, Section 1 of the Amended and Restated By-Laws of the Company in effect as of November 22, 1999, as amended by the Company Board on December 15, 1999, and January 5, 2000 (the "Amended Bylaws"), to remove the provision establishing a staggered board of directors by deleting the second, third and fourth sentences of Article III, Section 1 and inserting in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms" and amend Article III,
  Section 2 of the Amended Bylaws by deleting in the third sentence the phrase "at which directors of this class are to be elected";

    Proposal No. 2. Remove each of the nine current members of the Board of Directors of Shorewood (the "Company Board") and any other person or persons who may be members of the Company Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4 set forth below);

    Proposal No. 3. Amend Article III, Section 1 of the Amended Bylaws to fix the number of directors of Shorewood at three, by deleting the phrase "to consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Board of Directors from time to time" and inserting in lieu thereof the phrase "to consist of three (3) directors";

    Proposal No. 4. Elect each of Charles M. Elson, Claude B. Owen, Jr. and John E. Stokely (together, the "Nominees") as a member of the Company Board; and

    Proposal No. 5. Repeal any amendments of the Amended Bylaws (whether effected by supplement to, deletion from or revision of the Amended Bylaws) adopted subsequent to January 5, 2000, and at or prior to the time the Proposals become effective (other than amendments adopted as a result of the adoption of Proposal No. 1 and No. 3 set forth above).

  All of the Proposals are designed to expedite the prompt consummation of Purchaser's proposed acquisition of the Company. Chesapeake and Purchaser are prepared to commence immediate good faith negotiations with the Company Board regarding the possibility of increasing the Offer (as defined below) after appropriate due diligence and access to the Company's business plan, as well as the possibility of utilizing alternatives to an all-cash structure that could offer tax advantages to certain of the Company's Stockholders.

  The Company has been unwilling to accept Chesapeake's proposed acquisition of the Company. On December 3, 1999, Chesapeake and Purchaser filed a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the Securities and Exchange Commission (the "Commission") and Purchaser commenced an offer to purchase all outstanding shares of Common Stock of the Company, together with the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 12, 1995 (together with any subsequent amendments thereto, the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent (the Common Stock, together (unless the context otherwise requires) with the Rights, being herein referred to as the "Shares"), at $17.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or similar business combination (the "Proposed Merger") between the Company and Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Chesapeake, Purchaser or any other direct or indirect wholly owned subsidiary of Chesapeake, or Shares, if any, that are held by Stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

  Chesapeake has entered into a stock purchase agreement with an investment adviser with discretionary authority over its client's shares pursuant to which Chesapeake has agreed to purchase approximately 4.1 million Shares (the "Purchased Shares"), or approximately 14.9% of the Company's outstanding Shares. Also, pursuant to such stock purchase agreement, the investment adviser has agreed to use its best efforts to exercise its discretionary authority to cause its clients to tender such Purchased Shares in the Offer and to execute written consents with respect to such Purchased Shares in the form solicited by Chesapeake in this Consent Solicitation. See Schedule III hereto.

  This Consent Statement is neither a request for the tender of Shares nor an offer with respect thereto. The Offer is being made only by means of the Offer to Purchase and the related Letter of Transmittal.

  The Offer is conditioned upon, among other things: (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which, together with the Shares beneficially owned by Chesapeake and its subsidiaries, including the Purchaser, will constitute at least a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"); (ii) the Rights having been redeemed by the Company Board or Purchaser otherwise being satisfied, in its reasonable discretion, that such Rights are otherwise invalid or inapplicable to the Offer and the Proposed Merger (the "Rights Condition"); (iii) the acquisition of Shares pursuant to the Offer and the Proposed Merger having been approved pursuant to Section 203 of the DGCL ("Section 203") or Purchaser being satisfied, in its reasonable discretion, that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (the "Section 203 Condition"); and (iv) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder and any laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. On December 18, 1999, the waiting period under the HSR Act expired. The Offer is also subject to certain other conditions described in Section 13 of the Offer to Purchase. The Offer is not conditioned upon Chesapeake or Purchaser obtaining financing.

  Purchaser believes that the current Company Board is unwilling to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and to approve the Offer and the Proposed Merger under Section 203 and thus permit the Offer and the Proposed Merger to be consummated. Purchaser bases such belief upon the actions taken by the Company Board in response to Chesapeake's initial offer to acquire Shorewood and Chesapeake's repeated requests to meet with Shorewood to discuss the terms of its offer. For example (See Schedule I hereto for a complete discussion of the background of the Offer):

  . Shorewood's immediate response to Chesapeake's initial offer to begin friendly negotiations with respect to a possible acquisition of Shorewood by Chesapeake for $16.50 per Share, which Chesapeake kept highly confidential, was to (i) flatly reject Chesapeake's offer and refuse to engage in any negotiations or discussions with regard to a possible transaction, (ii) issue a press release publicly announcing Shorewood's unsolicited offer to acquire Chesapeake and (iii) adopt the Bylaw Amendments which, if upheld, would make it practically impossible for (A) any offer by Chesapeake to succeed without the approval of the Company Board or (B) for Shorewood's Stockholders to replace the Company Board if they disagree with any of the Company Board's actions, because the Company's directors and executive officers beneficially own nearly 24% of the outstanding Shares.


  . On December 16, 1999, the Company filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Solicitation/Recommendation Statement"), in which the Company Board, among other things: (i) unanimously recommended that Shorewood Stockholders reject Chesapeake's Offer; (ii) publicly announced that, in response to Chesapeake's Offer, it had adopted an Employee Severance Plan (the "Employee Severance Plan"), benefiting only the Company's top 38 employees (including Mr. Marc P. Shore, the Company's Chairman and Chief Executive Officer and several of the Company's other directors and executive officers), that would cost the Company in excess of $20 million in the event such employees were terminated following the acquisition of Shorewood by Chesapeake or any other third party; and
     (iii) disclosed that it was exploring various strategic alternatives with various third parties, but specifically excluding Chesapeake.

  . On at least six occasions, Chesapeake has reiterated its willingness to enter into immediate good faith friendly negotiations with respect to its offer, often indicating that it might be willing to increase its offer with appropriate due diligence and access to Shorewood's business plan, that it would be willing to discuss alternatives to an all-cash transaction that might offer tax-advantaged alternatives to Shorewood's Stockholders, and stating its disappointment with the Company Board's decision to specifically exclude Chesapeake from Shorewood's announced process of exploring strategic alternatives with other third parties. See the text of the following letters and press releases by Chesapeake included in
     Schedule I hereto: press release, dated November 18, 1999; letter, dated November 22, 1999; letter, dated December 15, 1999; press release, dated December 16, 1999; letter, dated December 17, 1999; and press release, dated December 21, 1999.



  . On at least six occasions, Shorewood has written letters, issued press releases or filed documents with the Commission either rejecting Chesapeake's offer, refusing to meet with Chesapeake to discuss the terms of Chesapeake's offer, recommending that Shorewood Stockholders reject Chesapeake's offer, or refusing to include Chesapeake in Shorewood's process of exploring strategic alternatives with other third parties. See the text of the following letters, press releases and Commission filings by Shorewood (the text of such letters and press releases is included in Schedule I hereto): press release, dated November 29, 1999; preliminary consent revocation materials on Schedule 14A, filed with the Commission on December 9, 1999; Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Commission on December 16, 1999; letter, dated December 22, 1999; and revised preliminary consent revocation materials on Schedule 14A, filed with the Commission on December 28, 1999.

  Because Shorewood's management team has repeatedly refused to meet with Chesapeake and has attempted to entrench itself, via the Bylaw Amendments, and enrich itself, via the Employee Severance Plan, Purchaser believes that the current Company Board is unwilling to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and to approve the Offer and the Proposed Merger under Section 203 and thus permit the Offer and the Proposed Merger to be consummated. Therefore, through the Proposals, Purchaser is seeking to elect to the Company Board persons who will consider, consistent with their fiduciary duties to the Company and its Stockholders, whether to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Chesapeake and Purchaser expect that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Therefore, adoption of the Proposals is expected to expedite the prompt consummation of the Offer and the Proposed Merger.

  Stockholders are being asked to give their consent to the Proposals on the accompanying WHITE consent card. Each Proposal will become effective when properly completed, unrevoked and effective consent cards (or other forms of consent) indicating consent to such Proposal, signed by holders of record on the record date for this Consent Solicitation (the "Record Date") of the Requisite Number (as defined below) of the Shares then outstanding, are delivered to Shorewood. The Record Date shall be determined as set forth in this Consent Solicitation under "The Consent Procedure--General; Effectiveness of Consents."

  On December 3, 1999, Chesapeake and Purchaser commenced a lawsuit in the Court of Chancery of the State of Delaware against the Company and its Board of Directors seeking, among other things, an order (i) declaring that the Company Board breached its fiduciary duties by adopting certain amendments to the Company's bylaws, which amendments were first publicly announced on December 2, 1999 (the "Bylaw Amendments"), which amendments, among other things, purport to require the affirmative vote of holders of two-thirds of the outstanding shares of Common Stock for the Stockholders to amend, add to, alter or repeal the Company's bylaws (the "Super Majority Bylaw") and purport to reserve to the Company Board the exclusive right to set the record date for a solicitation of written consents from the Company's Stockholders (the "Consent Record Date Bylaw"), (ii) declaring the Super Majority Bylaw and the Consent Record Date Bylaw void, and enjoining the Company Board from implementing the Super Majority Bylaw, the Consent Record Date Bylaw and the Bylaw Amendments as a whole, (iii) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (v) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203,
(vii) enjoining the Company Board from taking any other actions designed to impede or which have the effect of impeding the Offer, the Consent Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, and (viii) enjoining the Company Board from taking any other actions to impede, or refuse to recognize the validity of, the Consent Solicitation.

  Also on December 3, 1999, Chesapeake and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Consent Solicitation.


  On December 16, 1999, the Company filed an answer to Chesapeake's complaint in the Court of Chancery of the State of Delaware denying all material allegations of Chesapeake's complaint. The Company also filed a counterclaim seeking, among other things, an order (i) declaring that Chesapeake and Purchaser are "interested stockholders" and "associates" of the Company within the meaning of Section 203 (the "Section 203 Counterclaim"), (ii) declaring that Chesapeake and Purchaser will remain "interested stockholders" and "associates" of the Company during the entire time period prescribed by
Section 203, (iii) declaring that the refusal of the Company Board (as currently constituted or to be constituted in the future within the time period prescribed by Section 203) to take any action rendering Section 203 inapplicable to the Offer and the Proposed Merger does not constitute a breach of fiduciary duty, (iv) declaring that the proposals to remove the members of the Company Board found in Chesapeake's Consent Solicitation (the "Removal Proposals") are invalid under Section 141 of the DGCL, and (v) preliminarily and permanently enjoining Chesapeake, Purchaser, their affiliates and all others acting in concert with them, from taking any action in furtherance of the Removal Proposals.

  Also on December 16, 1999, the Company filed an answer and counterclaim to Chesapeake's complaint in the United States District Court for the District of Delaware seeking, among other things, an order (i) declaring that Chesapeake's and Purchaser's Schedule 14D-1 and Schedule 13D are materially false and misleading, in violation of Sections 13(e) and 14(e) of the Exchange Act, and
(ii) preliminarily and permanently enjoining Chesapeake and Purchaser from proceeding with the Offer in violation of Sections 13(e) and 14(e) of the Exchange Act.

  On January 5, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the Court of Chancery of the State of Delaware denying all material allegations to Shorewood's counterclaim. On January 7, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the United States District Court for the District of Delaware denying all material allegations of Shorewood's counterclaim.

  On January 5, 2000, the Company Board approved an amendment to the Super Majority Bylaw which purports to reduce from two-thirds to 60% the requisite number of affirmative votes of the outstanding shares of Common Stock for Stockholders to amend, add to, alter or repeal the Company's bylaws (the "Amended Super Majority Bylaw").

  The Court of Chancery of the State of Delaware held a trial on January 11, 13 and 14, 2000, on certain of the issues in the matter of Chesapeake v. Shore, et al., filed in the Court of Chancery of the State of Delaware on December 3, 1999. Chesapeake and Purchaser have requested that the Court enter an order, among other things, (i) declaring that the Company Board breached its fiduciary duties to the Company's Stockholders under Delaware law by adopting the Amended Super Majority Bylaw; (ii) declaring that the Amended Super Majority Bylaw is ultra vires and void; (iii) enjoining the Company, its directors, officers, employees and agents from relying on, implementing, applying or enforcing the Amended Super Majority Bylaw; and (iv) dismissing the Company's Section 203 Counterclaim. As of the date hereof, the Court has not rendered a decision in this matter.

  If the Court grants the requested injunction or otherwise holds the Amended Super Majority Bylaw to be ineffective, or if the Company Board repeals the Amended Super Majority Bylaw, then the "Requisite Number" of the Shares required to approve any of the Proposals will be a majority of the outstanding Shares entitled to vote at a meeting of Stockholders. If the Court does not grant the requested injunction or otherwise hold the Amended Super Majority Bylaw to be ineffective and if the Company Board does not repeal the Amended Super Majority Bylaw, then the "Requisite Number" of the Shares required to approve Proposals 1, 3 and 5 will be 60% of the outstanding Shares. In any event, the "Requisite Number" of Shares required to approve Proposals 2 and 4 will be a majority of the outstanding Shares (subject to Proposal 1 having been approved by the Requisite Number of Shares applicable thereto).

  If the Company Board has not approved the Offer, remains in office following the consummation of the Offer (following Purchaser's waiver of the Section 203 Condition, which is not presently contemplated, and the satisfaction or waiver of all other conditions to the Offer, including without limitation the redemption or invalidation of the Rights) and does not approve the Proposed Merger, Purchaser, in order to consummate the Proposed Merger, would first have to elect a majority of the Company Board, which would then consider whether, subject to their fiduciary duties, to approve the Proposed Merger. Thereafter, the Proposed Merger would require the affirmative vote of 66 2/3% of the outstanding Shares not owned (within the meaning of Section 203) by Chesapeake or Purchaser, unless the transaction were not to occur for at least three years following consummation of the Offer, or Purchaser purchased pursuant to the Offer at least 85% of the Shares outstanding on the date of the commencement of the Offer (excluding Shares owned by directors of the Company who are also officers and certain employee stock plans), in which event Chesapeake and Purchaser could approve the Proposed Merger without the affirmative vote of any other Stockholders.

  However, in the event that this Consent Solicitation does not succeed and the Company Board has not approved the Offer and the Proposed Merger under
Section 203, thereby satisfying the Section 203 Condition, and redeemed the Rights (or amended the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), thereby satisfying the Rights Condition, it is unlikely that Chesapeake and Purchaser would waive such conditions. As a result, it is likely the Offer would be terminated.

  Each of Proposal Nos. 3-5 is conditioned upon the approval of Proposal No.
1. In addition, Proposal No. 2 is conditioned upon the approval of Proposal No. 1 and at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Company Board. None of Proposal Nos. 3-5 is conditioned upon the approval of any other of Proposal Nos. 3-5.

  Because a Proposal will not become effective unless executed consents to adopt such Proposal are returned by holders of record of the Requisite Number of the Shares then outstanding on the Record Date, the following actions will have the same effect as voting against such Proposal: (i) failing to execute and return a consent with respect to such Proposal or (ii) executing and returning a consent marked "ABSTAINS" or "WITHHOLDS CONSENT" with respect to such Proposal.

  Executing and returning a consent marked to indicate the withholding of consent to the election of any Nominee will have the effect of a vote against the election of such Nominee.

  Adoption of the Proposals, including the removal of the current members of the Company Board and election of the Nominees, is an important step toward prompt consummation of the Offer and the Proposed Merger. Accordingly, Purchaser urges you to promptly sign, date and mail the enclosed WHITE consent card.

  Chesapeake urges you NOT to sign a BLUE consent revocation card.

  You must separately tender your Shares pursuant to the Offer if you wish to participate in the Offer. Executing a consent does not obligate you to tender your Shares pursuant to the Offer, and your failure to execute a consent does not prevent you from tendering your Shares pursuant to the Offer.

                                   IMPORTANT

  Only Stockholders of record on the Record Date are entitled to give their consent to the Proposals. Thus:

    1. If your Shares are held in your own name, please sign, date and mail the enclosed WHITE consent card in the postage-paid envelope provided.

    2. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, you should sign, date and mail the enclosed WHITE consent card in the envelope provided by your broker.

  If you have any questions or require any assistance in executing your consent card, please call Purchaser's information agent D.F. King & Co., Inc. at 1-800-578-5378 (toll free).

  Purchaser requests that completed, signed and dated WHITE consent cards be
returned to it on or before its publicly announced target date of        ,
2000. A FAILURE TO SIGN AND RETURN THE WHITE CONSENT CARD IN A TIMELY MANNER WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PURCHASER'S PROPOSALS.

                     REASONS FOR THE CONSENT SOLICITATION

  Purchaser is soliciting consents to the Proposals in order to expedite the prompt consummation of the Offer and the Proposed Merger. The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger.

  The consideration that would be received by Stockholders in the Offer and the Proposed Merger reflects a substantial premium over the unaffected closing price of the Shares of $13.38 per Share on November 17, 1999, the last full trading day prior to the first public announcement of Purchaser's proposal to acquire the Company. In the last twelve months, the Shares have traded from a high of $20.44 on January 28, 1999 to a low of $11.75 on November 11, 1999.

  The Nominees will consider, consistent with their fiduciary duties to the Company and the Stockholders, whether to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Chesapeake and Purchaser expect that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Therefore, adoption of the Proposals is expected to expedite the prompt consummation of the Offer and the Proposed Merger.

                                 THE PROPOSALS

  PURCHASER RECOMMENDS THAT YOU DELIVER YOUR WHITE CONSENT CARD TO CONSENT TO EACH OF THE PROPOSALS.

  Set forth below is a description of the Proposals for which consents are solicited hereby:

  PROPOSAL NO. 1--REMOVAL OF PROVISION ESTABLISHING CLASSIFIED BOARD

  The Amended Bylaws currently provide that the Company Board shall be divided into three classes elected to serve for staggered terms of three years. Proposal No. 1 provides for the amendment of Article III, Sections 1 and 2 of the Amended Bylaws to remove the provision establishing a staggered board of directors and to require the annual election of all directors. In particular, the amendment would (i) delete the second, third and fourth sentences of
Article III, Section 1 and insert in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms" and (ii) delete in the third sentence of Article III, Section 2 the phrase "at which directors of this class are to be elected." With the annual election of directors, the Company's Stockholders would have the ability to hold all directors accountable on an annual basis.

  PROPOSAL NO. 2--REMOVAL OF DIRECTORS

  Proposal No. 2 provides for the removal of the nine current members of the Company Board, Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, Howard
M. Liebman, R. Timothy O'Donnell, Andrew N. Shore, Marc P. Shore, Leonard J. Verebay and William P. Weidner, and any other person or persons who may be members of the Company Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4, which is described below).

  PROPOSAL NO. 3--BYLAW AMENDMENT FIXING NUMBER OF DIRECTORS AT THREE

  The Amended Bylaws currently provide that the Company Board shall consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Company Board. Proposal No. 3 provides for the amendment of
Article III, Section 1 of the Amended Bylaws to fix the number of directors of Shorewood at three. In particular, the amendment would delete the phrase "to consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Board of Directors from time to time" in such
Section 1, and insert in lieu thereof the phrase "to consist of three (3) directors."

  PROPOSAL NO. 4--ELECTION OF NOMINEES

  Proposal No. 4 provides for the election of the Nominees named in the table below as the three directors of Shorewood, to serve until the next annual meeting of Stockholders and until their successors have been duly elected and qualified.

  The receipt of consents from the holders of a majority of the Shares outstanding on the Record Date consenting to the Nominees shall be sufficient to elect the Nominees (subject to Proposal No. 1 having been approved by the Requisite Number of Shares).

  Purchaser's primary purpose in seeking to elect the Nominees to the Company Board is for the Nominees to consider, subject to the Nominees' fiduciary duties under applicable law, redeeming the Rights (or amending the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approving the Offer and the Proposed Merger under Section 203, thereby facilitating the consummation of Purchaser's acquisition of Shorewood. However, if elected, the Nominees would be responsible for managing the business and affairs of the Company.

  Each director of the Company has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner such director honestly believes to be in the best interests of the Company.

  In this context, circumstances may arise in which the interests of Purchaser and its affiliates, on the one hand, and the interests of other Stockholders, on the other hand, may differ. Such circumstances could include, among other things, taking action with regard to the Offer and the Proposed Merger or considering other takeover proposals or offers for the Company made by third parties.

  Each of the Nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as such a director.

  Although Purchaser has no reason to believe that any of the Nominees will be unable to serve as directors, if any Nominee is not available to serve, Purchaser expects that the remaining Nominee(s), upon taking office, would fill the vacancy with an individual willing to consider and implement acquisition proposals in the manner described herein.

  The information below concerning age, business address, principal occupation, employment history, directorships and beneficial ownership of Common Stock of the Nominees has been furnished by the respective Nominees.

                                               Present Principal Occupation
Name, Age and                                    and Five-Year Employment
Business Address                                  History; Directorships
----------------               ------------------------------------------------------------
Charles M. Elson (39)          Professor of Law, Stetson University (Corporations, Torts)
Stetson University College of  since 1990 and Of Counsel to the law firm of Holland &
Law                            Knight since 1995; Trustee of Talledega College; a Salvatori
1401 61/st/ Street, South      Fellow of the Heritage Foundation; Director of Sunbeam
Saint Petersburg, Florida      Corp., a consumer products company, and Nuevo Energy Co., an
33707                          oil and gas development company.
Claude B. Owen, Jr. (54)       Retired since May 1999; Former Chairman of the Board and
432 Hawthorne Drive            Chief Executive Officer, DIMON Incorporated (successor to
Donville, Virginia 24541       Dibrell Brothers, Incorporated) from 1995 to May 1999, the world's second largest tobacco merchant; former Chairman of the Board, Chief Executive Officer and President, Dibrell
                               Brothers, Incorporated from 1993 to 1995; Director of
                               American National Bankshares Inc., a bank holding company.
John E. Stokely (46)           Consultant since August 1999; Former Chairman of the Board
12112 Country Mills Court      from 1998 to August 1999, President from 1995 to August 1999
Glen Allen, Virginia 23060     and Chief Executive Officer from 1996 to August 1999 of
                               Richfood Holdings, Inc., a food wholesaler and retailer;
                               former President and Chief Operating Officer from 1995 to
                               1996, Executive Vice President--Finance and Administration
                               from 1993 to 1995 and Senior Vice President--Finance and
                               Chief Financial Officer from 1991 to 1993 of Richfood
                               Holdings, Inc.; Director of Performance Food Group Company,
                               a food distributor, and Nash Finch Co., a food wholesaler
                               and retailer.

Mr. Stokely was elected to the board of directors of Crown Books Corporation ("Crown") in May 1998 in connection with Richfood Holdings, Inc.'s acquisition of Dart Group Corporation, Crown's parent company. Crown filed for protection under Chapter 11 of the U.S. Bankruptcy Code on July 14, 1998.

  Except as disclosed in this Consent Statement (including the Schedules hereto), none of Chesapeake, Purchaser, or, to the best knowledge of Purchaser or Chesapeake, their respective directors or executive officers, the Nominees or the other representatives of Purchaser or Chesapeake named in Schedule II hereto, owns any securities of the Company or any parent or subsidiary of the Company, beneficially or of record, has purchased or sold any such securities within the past two years, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities.

  Except as disclosed in this Consent Statement (including the Schedules hereto), to the best knowledge of Purchaser, Chesapeake, their directors or executive officers, the Nominees and the other representatives of Purchaser or Chesapeake named in Schedule II, none of their associates beneficially owns, directly or indirectly, any securities of the Company or any parent or subsidiary of the Company.

  Except as disclosed in this Consent Statement (including the Schedules hereto), none of Purchaser, Chesapeake, or, to the best knowledge of Purchaser and Chesapeake, their respective directors or executive officers, the Nominees, the other representatives of Purchaser or Chesapeake named in
Schedule II hereto, or, to their best knowledge, their associates, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since May 3, 1998, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

  Certain Nominees, directors and executive officers of Chesapeake or Purchaser and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since May 3, 1998, but Chesapeake and Purchaser believe that the interest of such persons in such transactions, if any, is not material.

  Purchaser has agreed to reimburse each Nominee for out-of-pocket expenses incurred in connection with this Consent Solicitation. Chesapeake has agreed to make a donation of $25,000 on behalf of each Nominee to one or more charities designated by each of the Nominees.

  In addition, Purchaser has agreed to indemnify each Nominee, to the maximum extent not prohibited by applicable law, against any amount which he is or becomes legally obligated to pay relating to or arising out of any threatened, pending or completed action, suit or proceeding made against or involving him by reason of the fact that (i) he is or was or has agreed to be, in connection with the Consent Solicitation, a nominee for election as a director of the Company, (ii) he is or was a director of the Company, or (iii) at the request of Purchaser, he is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action he is alleged to have taken or omitted to take in any of the foregoing capacities or otherwise relating to or arising out of the Consent Solicitation. Chesapeake has agreed to guaranty Purchaser's obligations to indemnify each Nominee.

  In addition, it is anticipated that each Nominee, if elected, would be entitled to receive an appropriate pro rata portion of directors' fees paid consistent with Shorewood's past practices. According to Shorewood's revised preliminary consent revocation materials on Schedule 14A, filed with the Commission on December 28, 1999 (the "Revised Preliminary Consent Revocation Statement") during the fiscal year ended May 1, 1999, each director who was not an officer or an employee of Shorewood received a director's fee of $8,000 per annum plus $2,000 for attendance at each meeting of the Company Board and $1,000 for attendance at each meeting of a committee of the Company Board, ordinarily excluding Company Board or committee meetings held by telephone conference call attended, respectively. All directors of the Company are also reimbursed for expenses.

  As is described above under "The Consent Solicitation" and "Reasons For The Consent Solicitation," the Nominees will consider, consistent with their fiduciary duties to the Company and the Stockholders, whether to expedite the prompt consummation of the Offer and the Proposed Merger by, among other things, taking action to satisfy the Rights Condition and the Section 203 Condition. Chesapeake and Purchaser expect that, subject to their fiduciary duties under applicable law, the Nominees would expedite the prompt consummation of the Offer and the Proposed Merger by, among other things, taking action to satisfy the Rights Condition and the Section 203 Condition.

  PROPOSAL NO. 5--REPEAL OF BYLAWS ADOPTED SUBSEQUENT TO JANUARY 5, 2000

  Proposal No. 5 provides for the repeal of any amendments of the Amended Bylaws (whether effected by supplement to, deletion from or revision of the Amended Bylaws) adopted subsequent to January 5, 2000, and at or prior to the time the Proposals become effective (other than amendments adopted as a result of the adoption of Proposal No. 1 and No. 3 set forth above).

  On December 2, 1999, the Company publicly disclosed that the Company Board had adopted the Amended Bylaws effective as of November 22, 1999. On December 16, 1999, the Company publicly disclosed that the

Company Board had approved an amendment to the Amended Bylaws to correct a typographical error in Article VI, Section 6 of the Amended Bylaws, effective as of December 15, 1999. On January 5, 2000, the Company publicly disclosed that the Company Board had approved an amendment to the Super Majority Bylaw, which purports to require the affirmative vote of the holders of 60% of the outstanding shares of Common Stock for Stockholders to amend, add to, alter or repeal the Company's bylaws, effective as of January 5, 2000. Accordingly, this Proposal No. 5 would not repeal any provision of the Amended Bylaws in effect as of January 5, 2000 (although, as noted above, (i) Proposal No. 1 and Proposal No. 3 would amend Article III, Sections 1 and 2 of the Amended Bylaws, and (ii) Chesapeake and Purchaser have commenced a lawsuit challenging the validity of the Bylaw Amendments). If, however, the Company Board has adopted since January 5, 2000, or adopts at or prior to the time the Proposals become effective, any amendment to the Amended Bylaws, this Proposal would repeal such amendment so as to prevent the Board from creating new obstacles to the effectiveness of the Proposals or the consummation of an acquisition of Shorewood (pursuant to the Offer and the Proposed Merger or otherwise) and to remove any existing undisclosed obstacles to the consummation of the effectiveness of the Proposals or an acquisition of Shorewood (pursuant to the Offer and the Proposed Merger or otherwise).

  Adoption of the Proposals, including the removal of the current members of the Company Board and election of the Nominees, is an important step toward prompt consummation of the Offer and the Proposed Merger. Accordingly, Purchaser urges you to promptly sign, date and mail the enclosed WHITE consent card in the envelope provided. You must separately tender your Shares pursuant to the Offer if you wish to participate in the Offer.

  Chesapeake urges you NOT to sign a BLUE consent revocation card.

  Executing a consent does not obligate you to tender your Shares pursuant to the Offer, and your failure to execute a consent does not prevent you from tendering your Shares pursuant to the Offer. However, if you wish to accept Purchaser's Offer, you should sign, date and mail the enclosed WHITE consent card.

                           THE PROPOSED ACQUISITION

  Chesapeake and Purchaser are prepared to commence immediate good faith negotiations with the Company Board regarding the possibility of increasing the Offer after appropriate due diligence and access to the Company's business plan, as well as the possibility of utilizing alternatives to an all-cash structure that could offer tax advantages to certain of the Company's Stockholders.

  Between April 28, 1996, and October 26, 1999, Chesapeake had no contact with the Company regarding any potential strategic transaction involving the combination of the two companies. On October 26, 1999, Mr. Marc P. Shore, Chairman of the Board & Chief Executive Officer of the Company, called
Mr. Thomas H. Johnson, President & Chief Executive Officer of Chesapeake, to discuss a letter from the Company to Chesapeake regarding a proposal that Shorewood acquire Chesapeake (the "Shorewood Proposal"). At a meeting on November 10, 1999, Mr. Johnson (i) advised Mr. Shore that Chesapeake was not for sale and that, after careful review, the Chesapeake Board had unanimously determined that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its shareholders and (ii) proposed that Chesapeake acquire the Company at a price of $16.50 per share in cash.


  In response to Chesapeake's initial offer to begin friendly negotiations with respect to a possible acquisition of Shorewood by Chesapeake, which Chesapeake kept highly confidential, (i) Shorewood flatly rejected Chesapeake's offer and refused to engage in any negotiations or discussions with respect to a possible transaction, (ii) issued a press release publicly announcing Shorewood's unsolicited offer to acquire Chesapeake and
(iii) adopted the Bylaw Amendments, thereby making it practically impossible for (A) any offer by Chesapeake to succeed without the approval of the Company Board or (B) Shorewood's Stockholders to replace the Company Board if they disagree with any of the Company Board's actions, because the Company's directors and executive officers beneficially own nearly 24% of the outstanding Shares.

  On November 26, 1999, Chesapeake entered into a stock purchase agreement (the "Purchase Agreement") with Ariel Capital Management, Inc. ("Ariel") pursuant to which Ariel agreed to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's clients to sell approximately 4.1 million Shares (the "Purchased Shares"), or approximately 14.9% of the Company's outstanding Shares, to Chesapeake at a purchase price of $17.25 per Share. Also, pursuant to the Purchase Agreement, Ariel has agreed to use its best efforts to exercise its discretionary authority to cause its clients to tender such Purchased Shares in the Offer and to execute written consents with respect to such Purchased Shares in the form solicited by Chesapeake in this Consent Solicitation. See Schedule III hereto.

  On December 3, 1999, Chesapeake commenced the Offer to acquire all of the outstanding Shares for $17.25 in cash per Share.


  On December 16, 1999, the Company filed with the Commission the Solicitation/Recommendation Statement, in which the Company Board, among other things: (i) unanimously recommended that Shorewood Stockholders reject Chesapeake's Offer; (ii) publicly announced that, in response to Chesapeake's Offer, it had adopted an Employee Severance Plan, benefiting only the Company's top 38 employees (including Mr. Shore and several other directors and executive officers), that would cost the Company in excess of $20 million in the event such employees were terminated following the acquisition of Shorewood by Chesapeake or any other third party; and (iii) disclosed that it was exploring various strategic alternatives with various third parties, specifically excluding Chesapeake.



  On December 18, 1999, the HSR Act waiting period expired, thereby eliminating that as a condition to the Offer.

  To date, despite Chesapeake's repeated invitations to the Company Board to commence negotiations, as evidenced by the letters and press releases made by Chesapeake and discussed in Schedule I hereto, Shorewood's management team has repeatedly refused to meet with Chesapeake and has taken actions to entrench itself as evidenced by the letters, press releases and public filings made by the Company and discussed in Schedule I hereto. See the discussion set forth in "The Consent Solicitation."

  If the Offer and Proposed Merger are to proceed, the Company Board must approve the Proposed Merger and take all action necessary to satisfy the conditions to the Offer, or the present members of the Company Board must be removed and the Nominees elected in their place, who Chesapeake and Purchaser expect, subject to their fiduciary duties as directors of the Company under applicable law, would expedite the prompt consummation of the Offer and the Proposed Merger.

                                   THE OFFER

  On December 3, 1999, Purchaser commenced the Offer.

  On November 17, 1999, the last full trading day prior to the public disclosure that Chesapeake had made a proposal to acquire the Company for $16.50 a Share, the closing price per Share reported on the New York Stock Exchange was $13.38. On December 2, 1999, the last full trading day prior to the commencement of the Offer, the closing price per Share reported on the New York Stock Exchange was $15.69. On January 27, 2000, the last trading day prior to the date of this Consent Statement, the closing price per Share reported on the New York Stock Exchange was $15.63. In the last twelve months, the Shares have traded from a high of $20.44 on January 28, 1999 to a low of $11.75 on November 11, 1999.

  Stockholders are urged to obtain a current market quotation for the Shares.

  Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from D.F. King & Co., Inc., the Information Agent for the Offer, by calling 1-800-578-5378, and in the Schedule 14D-1, which was filed with the Commission on December 3, 1999. The Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth below under "Chesapeake And Purchaser." For a description of the background of the Offer, see Schedule I hereto.

Purpose of the Offer

  The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger between the Company and Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Chesapeake, Purchaser or any other direct or indirect wholly owned subsidiary of Chesapeake, or Shares, if any, that are held by Stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

Certain Terms and Conditions of the Offer

  The Offer is subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

  Certain terms of the Offer are summarized below:

  Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment, and pay $17.25 per Share, net to the seller in cash, for all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted.

  The term "Expiration Date," as extended, means 12:00 Midnight, New York City time, on February 18, 2000, unless and until Purchaser shall, in its sole discretion, have further extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so further extended by Purchaser, shall expire.

  In addition to the Rights Condition and the Section 203 Condition described above, the Offer is conditioned, among other things, upon the following:

  The Minimum Tender Condition. The minimum tender condition conditions the Offer upon there being validly tendered prior to the Expiration Date and not withdrawn a number of Shares (the "Minimum Number of Shares") which, together with the Shares beneficially owned by Purchaser and its affiliates, will constitute a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition").

  Purchaser reserves the right (subject to the applicable rules and regulations of the Commission) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares.

  The Antitrust Condition. The Offer is conditioned on any waiting period under the HSR Act and any laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. On December 18, 1999, the waiting period under the HSR Act expired.

  Certain other conditions to the Offer are described in Section 13 of the Offer to Purchase. Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

  The Offer is not conditioned upon Chesapeake or Purchaser obtaining financing.

Certain Other Information About the Offer

  Although the adoption of the Proposals is an important step toward satisfying the conditions of the Offer, Stockholders are not being asked to tender their Shares pursuant to this Consent Solicitation.

  Purchaser has reserved the right to amend the terms of the Offer and the Proposed Merger in light of future developments. Such developments could include, without limitation, actions that Shorewood or the Company Board may take and material adverse changes in Shorewood's business.

  For information concerning a complaint filed by Chesapeake and Purchaser in the Delaware Chancery Court relating to the Bylaw Amendments and certain of Shorewood's anti-takeover defenses and a complaint filed in United States District Court for the District of Delaware relating to Chesapeake's and Purchaser's compliance with the federal securities laws, see "Litigation" below.

                             THE CONSENT PROCEDURE

General; Effectiveness of Consents

  Section 228 of the DGCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required to be or that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action so taken, are signed, dated and delivered to the corporation by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  The Certificate of Incorporation of Shorewood, as amended, does not prohibit stockholder action by written consent.

  The Amended Bylaws provide that the Company Board may fix a record date to determine the Stockholders entitled to consent to corporate action in writing without a meeting (the "Record Date"). The Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted by the Company Board and shall not be more than ten days after the date upon which the resolution fixing the Record Date is adopted by the Company Board. Any Stockholder of record seeking to have the Stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Company, request the Company Board to fix a record date. The Company Board shall promptly, but in all events within ten days after the date on which such a request is received by the Secretary, adopt a resolution fixing the Record Date. If no Record Date has been fixed by the Company Board within ten days of the date on which such a request is received, the Record Date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of Stockholders are recorded.

  On    , 2000, Purchaser delivered a written notice to the Secretary of
Shorewood, requesting that the Company Board fix a Record Date. To date Purchaser has not received any notice that the Company Board has fixed a Record Date in connection with the consents subject to the Consent Solicitation. If no Record Date has been fixed by the Company Board within ten days of the date on which such request was delivered to the Secretary of Shorewood, Purchaser will, as soon as practicable thereafter, deliver to the Company a signed written consent, thereby setting the Record Date.

  Each Proposal will become effective when properly completed, unrevoked and effective consent cards (or other forms of consent) indicating consent to such Proposal, signed by the holders of record on the Record Date of a Requisite Number of the shares of Common Stock then outstanding, are delivered to Shorewood, provided that the Requisite Number of consents is delivered within 60 days of the earliest dated consent delivered to Shorewood.

  If the Proposals are adopted pursuant to this Consent Solicitation, prompt notice will be given pursuant to Section 228(d) of the DGCL to eligible Stockholders who have not executed and returned consent cards consenting to each of the Proposals.

  Because a Proposal will not become effective unless executed consent cards to adopt such Proposal are returned by holders of record on the Record Date of a Requisite Number of the Shares then outstanding, the following actions will have the same effect as voting against such Proposal: (i) failing to execute and return a consent with respect to such Proposal or (ii) executing and returning a consent marked "ABSTAINS" or "WITHHOLDS CONSENT" with respect to such Proposal.

  Executing and returning a consent marked to indicate the withholding of consent to the election of any Nominee will have the effect of a vote against the election of such Nominee.

Procedural Instructions

  If a Stockholder is a record holder of Shares as of the close of business on the Record Date, such Stockholder may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS," "WITHHOLDS CONSENT" or "ABSTAINS" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed envelope.

  In addition, a Stockholder may withhold consent to the removal of any individual member of the Company Board or to the election of any individual Nominee by writing such person's name where indicated on the consent card. The effectiveness of each of Proposal Nos. 3-5 is conditioned upon the approval of Proposal No. 1. In addition, Proposal No. 2 is conditioned upon the approval of Proposal No. 1 and at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Company Board. None of Proposal Nos. 3-5 is conditioned upon the approval of any other of Proposal Nos. 3-5. If a Stockholder returns a consent card that is signed and not marked with respect to any Proposal, such Stockholder will thereby consent to that Proposal in its entirety, except that such Stockholder will not thereby consent to the removal of any member of the Board or the election of any Nominee whose name is written by the Stockholder on the consent card.

  Under the DGCL, only Stockholders of record on the Record Date are eligible to give their consent to the Proposals. Therefore, Purchaser urges each Stockholder, even if such Stockholder has subsequently sold its Shares, to grant its consent pursuant to the enclosed WHITE consent card with respect to all Shares held as of the Record Date. The failure to consent by a former Stockholder who was a Stockholder on the Record Date may adversely affect those who continue to be Stockholders.

  In addition, if your Shares are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, you should sign, date and mail the enclosed WHITE consent card in the envelope provided by your broker.

Revocation of Consents

  A Proposal will not become effective unless executed consents to adopt such Proposal are returned by holders of record on the Record Date of a Requisite Number of the Shares then outstanding. Executed consents with respect to any Proposal may be revoked at any time prior to the time that such Proposal becomes effective, provided that a written, dated revocation that clearly identifies the consent being revoked is executed and delivered either to (i) Purchaser in care of Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230, or (ii) the principal executive offices of the Company at 277 Park Avenue, New York, New York 10172.

  A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. Purchaser requests that a copy of any revocation sent to the Company be sent to Purchaser at the above address so that Purchaser may more accurately determine if and when consents to the Proposals have been received from the holders of record on the Record Date of a Requisite Number of the Shares then outstanding. You may revoke any previous consent revocation, including a previously signed BLUE consent revocation card, by SUBSEQUENTLY completing, signing, dating and returning the WHITE consent card included with this Consent Statement.

Appraisal Rights

  Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, each holder of Shares whose Shares are to be converted in the Proposed Merger and who has neither voted in favor of the Proposed Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Proposed Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such Stockholder's right to appraisal as provided in the DGCL, the Shares of such Stockholder will be converted into the right to receive the merger consideration pursuant to the Proposed Merger.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

                           CHESAPEAKE AND PURCHASER

  Chesapeake, a Virginia corporation headquartered in Richmond, Virginia, is primarily engaged in the manufacture and sale of specialty packaging, point-of-purchase displays and merchandising services. Chesapeake conducts its business in two segments. Chesapeake's Merchandising and Specialty Packaging segment produces and sells point-of-sale displays, graphic packaging and corrugated shipping containers and provides merchandising services. The European Specialty Packaging segment, which is comprised of the Field Group plc operations, produces folding cartons for food/consumer and pharmaceutical/healthcare companies. Chesapeake's common stock is listed on the New York Stock Exchange and, as of January 27, 2000, Chesapeake had a market capitalization of $457.0 million.

  Chesapeake is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Chesapeake is required to be disclosed in reports, proxy statements and other information filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies may be obtained from the Commission, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the Commission's website at http://www.sec.gov. Copies of the Schedule 14D-1, including the Offer to Purchase that forms a part thereof, may be obtained in the same manner. Such materials should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is a wholly owned subsidiary of Chesapeake and is the record owner of 100 Shares. The principal executive offices of Purchaser are located at 1021 East Cary Street, Richmond, Virginia 23218-2350.

  As of January 27, 2000, Chesapeake was the beneficial owner of approximately
4.1 million Shares, or approximately 14.9% of the Shares reported by the Company to be outstanding as of September 1, 1999, and Purchaser was the record holder of an aggregate of 100 Shares. Schedule III hereto sets forth with respect to such Shares (i) each date of purchase, (ii) the number of Shares purchased each such day and (iii) the average price paid therefor.


  Except as described in this Consent Statement (including the Schedules hereto), none of Purchaser, Chesapeake or, to the best knowledge of Purchaser, any of the persons listed in Schedule II hereto, or any associate or majority owned subsidiary of Purchaser, Chesapeake or any of the persons so listed, beneficially owns any equity security of the Company, and none of Purchaser, Chesapeake or, to the best knowledge of Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Purchaser and Chesapeake disclaim beneficial ownership of any Shares owned by any pension plan of Chesapeake or any affiliate of Chesapeake.

  Certain information about certain directors, executive officers, employees and other representatives of Purchaser who, in each case, may also assist in soliciting proxies, is set forth in the attached Schedule II.

  Schedule III sets forth certain information relating to Shares owned by Purchaser, certain individuals and the Nominees and certain transactions between any of them and Shorewood. Schedule IV sets forth certain information, as made available in the Company's Revised Preliminary Consent Revocation Statement regarding Shares held by Shorewood's directors and executive officers.

                                  LITIGATION

  On December 3, 1999, Chesapeake and Purchaser commenced a lawsuit in the Court of Chancery of the State of Delaware against the Company and the Company Board seeking, among other things, an order (i) declaring that the Company Board breached its fiduciary duties by adopting the Bylaw Amendments,
(ii) declaring the Super Majority Bylaw and the Consent Record Date Bylaw void, and enjoining the Company Board from implementing the Super Majority Bylaw, the Consent Record Date Bylaw and the Bylaw Amendments as a whole,
(iii) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (v) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (vii) enjoining the Company Board from taking any other actions designed to impede or which have the effect of impeding the Offer, this Consent Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, and (viii) enjoining the Company Board from taking any other actions to impede, or refuse to recognize the validity of, this Consent Solicitation.

  Also on December 3, 1999, Chesapeake and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and this Consent Solicitation.

  On December 3, 1999, Chesapeake was served with notice that an alleged shareholder of Chesapeake had filed, in the Circuit Court of the City of Richmond, Virginia, a Derivative Bill of Complaint (the "Derivative Complaint") against nine of Chesapeake's directors, as defendants, and Chesapeake, as nominal defendant. The Derivative Complaint seeks, among other things, an order (i) declaring that the Chesapeake Board had breached its fiduciary duties to Chesapeake and (ii) granting rescission of Chesapeake's Rights Agreement, dated as of March 15, 1998.

  On December 16, 1999, the Company filed an answer to Chesapeake's complaint in the Court of Chancery of the State of Delaware denying all material allegations of Chesapeake's complaint. The Company also filed a counterclaim seeking, among other things, an order (i) declaring that Chesapeake and Purchaser are "interested stockholders" and "associates" of the Company within the meaning of Section 203 of the DGCL (the "Section 203 Counterclaim"), (ii) declaring that Chesapeake and Purchaser will remain "interested stockholders" and "associates" of the Company during the entire time period prescribed by
Section 203 of the DGCL, (iii) declaring that the refusal of the Company Board (as currently constituted or to be constituted in the future within the time period prescribed by Section 203 of the DGCL) to take any action rendering
Section 203 of the DGCL inapplicable to the Offer and the Proposed Merger does not constitute a breach of fiduciary duty, (iv) declaring that the proposals to remove the members of the Company Board found in Chesapeake's Consent Solicitation (the "Removal Proposals") are invalid under Section 141 of the DGCL, and (v) preliminarily and permanently enjoining Chesapeake, Purchaser, their affiliates and all others acting in concert with them, from taking any action in furtherance of the Removal Proposals.

  Also on December 16, 1999, the Company filed an answer and counterclaim to Chesapeake's complaint in the United States District Court for the District of Delaware seeking, among other things, an order (i) declaring that Chesapeake's and Purchaser's Schedule 14D-1 and Schedule 13D are materially false and misleading, in violation of Sections 13(e) and 14(e) of the Exchange Act, and
(ii) preliminarily and permanently enjoining Chesapeake and Purchaser from proceeding with the Offer in violation of Sections 13(e) and 14(e) of the Exchange Act.

  On December 27, 1999, Chesapeake and nine of Chesapeake's directors filed a Demurrer and Special Plea in the Circuit Court of the City of Richmond, Virginia, in response to the Derivative Complaint requesting that the Court dismiss the Derivative Complaint or enter judgment for the defendants because, among other things, (i) the plaintiff does not have standing and has failed to meet the legal requirements for bringing a shareholder derivative action, (ii) the claim with respect to Chesapeake's Rights Agreement is barred by the applicable statute of limitations, and (iii) the Chesapeake Board did not breach its fiduciary duties to Chesapeake.

  On January 5, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the Court of Chancery of the State of Delaware denying all material allegations of Shorewood's counterclaim. On January 7, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the United States District Court for the District of Delaware denying all material allegations of Shorewood's counterclaim.

  On January 5, 2000, the Company Board approved the Amended Super Majority Bylaw which purports to require the affirmative vote of the holders of 60% of the outstanding shares of Common Stock for Stockholders to amend, add to, alter or repeal the Company's bylaws.

  The Court of Chancery of the State of Delaware held a trial on January 11, 13 and 14, 2000, on certain of the issues in the matter of Chesapeake v. Shore, et al., filed in the Court of Chancery of the State of Delaware on December 3, 1999. Chesapeake and Purchaser have requested that the Court enter an order, among other things, (i) declaring that the Company Board breached its fiduciary duties to the Company's Stockholders under Delaware law by adopting the Amended Super Majority Bylaw; (ii) declaring that the Amended Super Majority Bylaw is ultra vires and void; (iii) enjoining the Company, its directors, officers, employees and agents from relying on, implementing, applying or enforcing the Amended Super Majority Bylaw and (iv) dismissing the Company's Section 203 Counterclaim. As of the date hereof, the Court has not rendered a decision in this matter.

                           OWNERSHIP OF COMMON STOCK

  Each share of Common Stock is entitled to one vote, and the Common Stock is the only class of securities of Shorewood currently entitled to vote. According to Shorewood's Annual Report on Form 10-K for the fiscal year ended May 1, 1999, there were approximately 237 holders of record of Shares, and according to Shorewood's Quarterly Report on Form 10-Q for the quarterly period ended October 30, 1999, there were 27,367,000 Shares outstanding as of December 1, 1999.

  The following table sets forth the share ownership of all persons who own beneficially more than 5% of Shorewood's outstanding Shares as reported (except with respect to Shares beneficially owned by Chesapeake) in Shorewood's Revised Preliminary Consent Revocation Statement.

                                              Amount and Nature of Approximate
                                              Beneficial Ownership  Percent of
             Name and Address of              of Shares of Common  Outstanding
              Beneficial Owner                       Stock         Common Stock
             -------------------              -------------------- ------------
Marc P. Shore(1).............................      4,750,485          17.38%
 c/o Shorewood Packaging Corporation
 277 Park Avenue New York, New York 10172-
 0124

Ariel Capital Management, Inc.(2)............      5,615,882          20.54%
 307 North Michigan Avenue
 Chicago, Illinois 60601

Chesapeake Corporation(3)....................      4,105,049          14.99%
 1021 East Cay Street
 Richmond, Virginia 23218-2350

Brinson Partners, Inc.(4)....................      1,548,722           5.66%
 209 South LaSalle
 Chicago, Illinois 60604-1295

T. Rowe Price Associates, Inc.(5)............      1,421,500           5.20%
 100 E. Pratt Street
 Baltimore, Maryland 21202

--------
(1) Marc P. Shore is the Chairman and Chief Executive Officer of the Company.

    The Shares reflected include: (1) 1,007,687 Shares owned outright by Marc
  P. Shore, of which (a) 85,650 Shares are restricted shares awarded pursuant to the Company's Long Term Incentive Program and are subject to forfeiture and (b) 44,562 Shares are held by Shorewood as collateral for a $527,316 loan in connection with the exercise of options; (2) 348,478 Shares which could be acquired on or within 60 days after December 10, 1999, upon the exercise of stock options granted under the Company's incentive and stock option plans (collectively, the "Incentive Plans"); (3) 589,062 Shares held by a marital trust created under the will of Paul B. Shore for the benefit of his wife (the "Marital Trust") (see discussion below); (4) 2,700,000 Shares held by the Shore Family Partnership, L.P., a California limited partnership (the "Family Partnership") (see discussion below); and (5) 108,258 Shares held by a marital trust created for the benefit of the wife of Paul B. Shore).

    The Marital Trust is a testamentary trust for the benefit of Paul B. Shore's wife created under the terms of his will. By the terms of the will, Marc P. Shore has sole voting power with respect to all Shares owned by the Marital Trust. Dispositive power over these Shares is shared with the co-trustees. The Marital Trust also held 3,900 Shares as of December 1, 1999. Marc P. Shore disclaims beneficial ownership with respect to 3,900 of such Shares.

    The Family Partnership is an investment partnership for the benefit of Marc P. Shore and the other children of Paul B. Shore and Ellen Shore. The Family Partnership terminates on January 1, 2030, subject to earlier termination by operation of law or under the terms of the Limited Partnership Agreement. By virtue of his control over the Shore Family LLC, which is the sole general partner of the Family Partnership, Marc P. Shore has effective decision-making power with respect to all Shares owned by the Family Partnership. The Family Partnership owned 2,700,000 Shares as of December 10, 1999. Marc P. Shore disclaims beneficial ownership as to 2,459,970 of such Shares.

(2) Represents Shares held by investment advisory clients of Ariel. On November 26, 1999, Chesapeake entered into the Purchase Agreement with Ariel pursuant to which Chesapeake agreed to purchase 14.9% of Shorewood's outstanding Shares (the "Purchased Shares"), or approximately 4.1 million Shares, at a purchase price of $17.25 per Share. Pursuant to the Purchase Agreement, Ariel agreed to use its best efforts to exercise its discretionary authority to cause its clients (i) to tender the Purchased Shares in the Offer and (ii) to execute written consents with respect to the Purchased Shares in the form solicited by Chesapeake in the Consent Solicitation. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Ariel.

(3) Represents 100 Shares owned of record by Purchaser and 4,104,949 Shares beneficially owned by Chesapeake pursuant to the Purchase Agreement. On November 26, 1999, Chesapeake entered into the Purchase Agreement with Ariel pursuant to which Chesapeake agreed to purchase what was then 14.9% of Shorewood's outstanding Shares (the "Purchase Shares"), or approximately 4.1 million Shares, at a purchase price of $17.25 per Share. Since that date, the number of issued and outstanding Shares has decreased. In accordance with the Purchase Agreement, the number of Purchased Shares shall be reduced to one Share less than the number of Shares that, if purchased, would cause Chesapeake to be deemed (A) an "Acquiring Person" as defined in Shorewood's Rights Agreement, or (B) an "interested stockholder" within the meaning of Section 203 of the DGCL. As of December 1, 1999, the latest date as of which the total number of Shorewood Shares outstanding was publicly disclosed, Chesapeake would be obligated to purchase 4,104,949 shares pursuant to the Purchase Agreement.

(4) Represents Shares held in managed discretionary accounts for advisory clients which are advised by Brinson Partners, Inc. and/or its parent, UBS AG, Inc. This information is based solely upon the contents of filings under Section 13 of the Exchange Act made by Brinson Partners, Inc.

(5) Represents Shares held in managed discretionary accounts for advisory clients which are advised by T. Rowe Price Associates, Inc. This information is based solely upon the contents of filings made pursuant to
    Section 13 of the Exchange Act by T. Rowe Price Associates, Inc.

  For information relating to the ownership of Common Stock by the current directors and executive officers of Shorewood, see Schedule IV hereto.

  The information concerning Shorewood contained in this Consent Statement has been taken from or is based upon documents and records on file with the Commission and other publicly available information. Purchaser has no knowledge that would indicate that statements relating to Shorewood contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete. Purchaser, however, has not been given access to the books and records of Shorewood, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy or completeness of, any such information or statements.

  The Revised Preliminary Consent Revocation Statement of Shorewood contains additional information concerning the Shares, beneficial ownership of the Shares by, and other information concerning, Shorewood's directors and executive officers, compensation paid to executive officers, and the principal holders of the Shares. Such information, which Purchaser has not independently verified, is incorporated by reference in this Consent Statement, in reliance on Shorewood.

                           SOLICITATION OF CONSENTS

  Consents will be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitation may be made by directors, officers, investor relations personnel and other regular employees of Chesapeake and its subsidiaries, including Purchaser.

  No such employees will receive additional compensation for such solicitation.

  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Shares for which they hold of record and Purchaser will reimburse them for their reasonable out-of-pocket expenses.

  Chesapeake and Purchaser, and certain other persons named below, may be deemed to be participants in the Consent Solicitation. The participants in this solicitation may include: (i) the directors of Chesapeake (Harry H. Warner, Chairman of the Board; Thomas H. Johnson, President & Chief Executive Officer; Robert L. Hintz; James E. Rogers; John W. Rosenblum; Frank S. Royal; Wallace Stettinius; Richard G. Tilghman; Joseph P. Viviano; and Hugh V. White, Jr.); and (ii) certain officers of Chesapeake: J. P. Causey Jr., Senior Vice President, Secretary & General Counsel; Andrew J. Kohut, Senior Vice President--Strategic Business Development; Octavio Orta, Executive Vice President--Display & Packaging; William T. Tolley, Senior Vice President-- Finance & Chief Financial Officer; Molly Remes, Director--Corporate Communications; and Joel Mostrom, Vice President--Land Development. As of the date of this communication, approximately 4.1 million Shares of Shorewood, representing approximately 14.9% of the outstanding Shares, are beneficially owned by Chesapeake and Purchaser (including Shares to be purchased pursuant to a stock purchase agreement between Chesapeake and a third-party).

  Purchaser has retained D.F. King & Co., Inc. ("D.F. King") to assist and to provide advisory services in connection with this Consent Solicitation for which D.F. King will be paid a fee estimated to be not more than $300,000 and will be reimbursed for reasonable out-of-pocket expenses. It is anticipated that approximately 150 persons will be employed by D.F. King to solicit Stockholders. Purchaser will indemnify D.F. King against certain liabilities and expenses in connection with the Consent Solicitation, including liabilities under the federal securities laws.

  Chesapeake has retained Goldman, Sachs & Co. ("Goldman Sachs") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its co-financial advisors in connection with the Offer for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. Chesapeake and Purchasers have retained Goldman Sachs and DLJ to act as their Co-Dealer Managers in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursements of reasonable out-of-pocket expenses. In addition, Chesapeake and Purchaser have agreed to indemnify Goldman Sachs and certain related persons and DLJ and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of each of their engagements. Goldman Sachs and DLJ may be deemed to be "participants," as such term is defined in Schedule 14A promulgated under the Exchange Act, in the Consent Solicitation; however, neither Goldman Sachs nor DLJ believes that they or any of their respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act in the solicitation of proxies and/or consents, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or DLJ. In connection with Goldman Sachs' role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: Ravi Sinha, George Mattson, James Katzman, Peter Comisar and Jason Gilbert. In connection with DLJ's role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: L. Price Blackford, Doug Brown, Daniel Schleifman, Robert Simensky and Andrew Kramer. Goldman Sachs and DLJ each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Goldman Sachs and/or DLJ may trade securities of Shorewood for each of their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs and DLJ has each informed Chesapeake that, as of the date hereof, neither of them holds any Shares for its own account. Goldman Sachs or DLJ and/or certain of their respective affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs, DLJ, and each such of their respective affiliates disclaim beneficial ownership of such Shares. The principal business address of all representatives who are employees of Goldman Sachs named above is: Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The principal business address of all representatives who are employees of DLJ named above is:
Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, New York 10172.

  Other than as set forth herein, to the knowledge of Chesapeake and Purchaser, none of Chesapeake, Purchaser, any of their associates or other representatives, or other persons known to Chesapeake or Purchaser who may solicit consents, (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of Shorewood's last fiscal year or in any currently proposed transaction, to which Shorewood or any of its subsidiaries is a party where the amount involved was in excess of $60,000, (ii) is the beneficial or record owner of any securities of Shorewood or any parent or subsidiary thereof, (iii) is the record owner of any securities of Shorewood of which it may not be deemed to be the beneficial owner, (iv) has, within the past two years, purchased or sold securities of Shorewood, (v) has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Shorewood, (vi) has any agreement or understanding with respect to any future transactions to which Shorewood will or may be a party, or (vii) has any other interest, direct or indirect, in Shorewood, by security holding or otherwise.




  The expenses related directly to the Consent Solicitation are expected to
aggregate $    and will be borne by Chesapeake and Purchaser. These expenses include any fees and expenses for attorneys, public relations and financial advisers, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation, but exclude costs represented by salaries and wages of regular employees and officers of Chesapeake and Purchaser and expenses related primarily to the Offer and the Proposed Merger.

  Of the above stated amount, approximately $    has been spent to date.

  Chesapeake and Purchaser do not intend to seek reimbursement of their expenses related to the Consent Solicitation from Shorewood whether or not the Consent Solicitation is successful.

  If you have any questions concerning this Consent Solicitation or the procedures to be followed to execute and deliver a consent, please contact D.F. King & Co., Inc. at the telephone number specified below.

  Adoption of the Proposals, including the removal of the current members of the Company Board and election of the Nominees, is an important step toward prompt consummation of the Offer and the Proposed Merger. Accordingly, Purchaser urges you to promptly sign, date and mail the enclosed WHITE consent card.

  You must separately tender your Shares pursuant to the Offer if you wish to participate in the Offer. Executing a consent does not obligate you to tender your Shares pursuant to the Offer, and your failure to execute a consent does not prevent you from tendering your Shares pursuant to the Offer.

                                          SHEFFIELD, INC.

January 28, 2000

                                   IMPORTANT

  Only Stockholders of record on the Record Date are entitled to give their consent to the Proposals. Thus:

    1. If your Shares are held in your own name, please sign, date and mail the enclosed WHITE consent card in the postage-paid envelope provided.

    2. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, you should sign, date and mail the enclosed WHITE consent card in the envelope provided by your broker.

  If you have any questions or require any assistance in executing your consent, please call D.F. King & Co., Inc. at 1-800-578-5378 (toll-free).

  Completed, signed and dated WHITE forms of consent should be mailed promptly to Purchaser in care of Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230. A postage paid envelope has been provided for your convenience.











  Chesapeake urges you NOT to sign a BLUE consent revocation card.




  Purchaser requests that completed, signed and dated WHITE consent cards be
returned to it on or before its publicly announced target date of       ,
2000. A FAILURE TO SIGN AND RETURN THE WHITE CONSENT CARD IN A TIMELY MANNER WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PURCHASER'S PROPOSALS.

                                  SCHEDULE I

                            BACKGROUND OF THE OFFER

  Between April 28, 1996, and October 26, 1999, Chesapeake had no contact with the Company regarding any potential strategic transaction involving the combination of the two companies. In the ordinary course of its business, Chesapeake is engaged in the ongoing evaluation of potential candidates for acquisitions and strategic transactions. As part of the development of Chesapeake's strategy of divesting capital intensive, cyclical, commodity businesses and focusing on value-added, specialty packaging businesses, Chesapeake identified the Company as a potential acquisition target at least as early as May 1998. In connection with the acquisition of Field Group plc ("Field Group") by Chesapeake in the first quarter of 1999, a preliminary discussion with the Company took place centered on potential business synergies between one or more Field Group plants and the Company. During two meetings and a series of telephone calls during the summer of 1999, representatives of Chesapeake and the Company discussed primarily opportunities for alliances or transactions related to specific target markets or individual plants. In their meetings and phone calls during the summer of 1999, representatives of Chesapeake and the Company did not discuss opportunities for a business combination or potential strategic transaction involving the companies. These discussions did not result in any negotiations or proposals concerning a business combination.


  On October 26, 1999, Mr. Marc P. Shore, Chairman of the Board & Chief Executive Officer of the Company ("Mr. Shore"), called Mr. Thomas H. Johnson, President & Chief Executive Officer of Chesapeake ("Mr. Johnson"), to discuss the following letter which Mr. Johnson received on October 27, 1999:

October 26, 1999

STRICTLY CONFIDENTIAL

The Board of Directors
Chesapeake Corporation
1021 East Cary Street
Richmond, VA 23218

ATTENTION: Mr. Thomas H. Johnson, Chief Executive Officer

Dear Tom:

As you know, you and I have had a number of discussions regarding various business arrangements between Shorewood and Chesapeake. I believe it is in both of our companies' and their respective shareholders' best interest to move these discussions forward. The purpose of this letter is to propose that Shorewood acquire Chesapeake at a substantial premium to your current market value. Shorewood's Board of Directors met today and has authorized transmittal of this proposal to you and your Board.

Tom, I believe our proposal is a compelling one and would be very exciting for Chesapeake's shareholders, employees, management and customers. We are in a position to make a proposal to acquire Chesapeake at $40 per share in cash which represents a 41% premium to yesterday's closing price and a 38% premium to the 20-day average closing price. This proposal reflects the input of our senior management team, many of whom were part of the Shorewood due diligence team that reviewed our potential acquisition of Field, and it also reflects a thorough review of all publicly available information.

We have met with our financial advisors and financing sources and believe that financing does not present an issue in this transaction. It would be our expectation that the Board of Directors of Chesapeake would meet to review this letter as soon as possible and authorize exclusive discussions with us. At such time we would be prepared to discuss our financing plan for the transaction with you (and would anticipate that our ultimate agreement to acquire Chesapeake would not be subject to any type of financing condition). Further, we do not believe that any significant obstacles such as anti-trust or other conditions exist.

We are sensitive to the inherent difficulties faced by you in negotiating this type of transaction in a public forum and are prepared to negotiate confidentiality with you provided that you are prepared to begin these negotiations in an exclusive and expedient fashion intended to result in a transaction with Shorewood.

We feel that our proposal represents a significant immediate cash premium to Chesapeake shareholders and represents a price that we believe your Board and stockholders should enthusiastically support. We urge you and your fellow directors to give serious consideration to the merits of this transaction and reiterate our willingness to work with you in an expedient and confidential manner intended to serve the interests of the shareholders of Chesapeake Corporation.

I look forward to your response to this proposal and look forward to working with all of you in achieving this major event for both of our companies and their respective shareholders.

Sincerely,

SHOREWOOD PACKAGING CORPORATION

/s/ Marc P. Shore
Marc P. Shore
Chairman of the Board

  During the telephone call on October 26, 1999, Mr. Johnson stated that Chesapeake was not for sale, but that the Chesapeake Board would consider the proposal included in Mr. Shore's letter (the "Shorewood Proposal").

  On October 29, 1999, Mr. Johnson delivered the following letter to Mr. Shore by facsimile:

                                                               October 29, 1999

Strictly Confidential

Mr. Marc P. Shore
Chairman of the Board & Chief Executive Officer
Shorewood Packaging Corporation
277 Park Avenue
New York, New York 10172

Dear Marc:

  I have received your letter of October 26, 1999.

  As you know, Chesapeake is not for sale. We are in the process of executing our strategy of building a global specialty packaging and merchandising company, which we believe is in the best interests of Chesapeake and its shareholders.

  However, our Board of Directors, consistent with its fiduciary duties, will consider carefully your letter. Completion of the appropriate analysis to give due consideration to your letter and enable our Board to become fully informed will require some time. I will respond to your letter no later than one week from today, or Friday, November 5, 1999.

                                          Sincerely,

                                          /s/ Thomas H. Johnson
                                          Thomas H. Johnson
                                          President & Chief Executive Officer

  On November 3, 1999, the Chesapeake Board convened a special meeting to discuss the Shorewood Proposal. The Chesapeake Board received presentations from Chesapeake's management regarding Chesapeake's performance and the Shorewood Proposal. The Chesapeake Board also received advice from its legal counsel and from Goldman Sachs and DLJ, co-financial advisors to the Chesapeake Board. Having received, considered and discussed such presentations and advice, the Chesapeake Board unanimously determined, at the November 3, 1999 meeting, that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its shareholders. The Chesapeake Board authorized and directed Mr. Johnson to inform the Company that the Chesapeake Board had rejected the Shorewood Proposal.

  The Chesapeake Board then reviewed its recent discussions with respect to various strategic alternatives and business development opportunities it had been considering as part of its ongoing strategy of building a global specialty packaging and merchandising company, including a possible acquisition of the Company. Among other things, the Chesapeake Board noted that such an acquisition was consistent with Chesapeake's strategic plan. The Chesapeake Board further considered that Chesapeake could unlock significant value in the Company's assets by applying Chesapeake's management and operational strategies to incorporating an acquisition of the Company into other potential acquisitions being explored by Chesapeake.

  One example of how value may be unlocked or created through a combination of the two companies is that the larger combined entity would have the capability to offer products, services and geographic coverage to meet the expanding needs of their respective customers. Increasingly, global consumer products companies are rationalizing their supply base and are looking for suppliers that can better meet their geographic and product requirements. Chesapeake's European specialty packaging platform and Shorewood's North American and Asian specialty packaging platform could combine to provide critical scale, production capability and geographic coverage. This could lead to additional business opportunities as well as strengthening positions with existing customers. A good example of such opportunity would be in the tobacco sector where both companies are significant suppliers of cartons to the industry. Another example of how value could be unlocked by combining the two companies is that Chesapeake's strong position in pharmaceutical packaging and Shorewood's strong position in multimedia products could be expanded into each other's respective markets. This expansion could not be easily accomplished without a business combination. Additionally, Chesapeake's display and merchandising services business would be highly complementary with Shorewood's customer base and sector focus. Luxury and personal care products are both promoted and packaged by Shorewood; the combined entity should be able to provide both primary package and point of purchase display and merchandising solutions to the same customer base thus creating stronger positions with customers which should enhance profitability and ultimate shareholder value.

  At the conclusion of the November 3, 1999 meeting, the Chesapeake Board authorized Mr. Johnson to propose to Mr. Shore that Chesapeake acquire the Company.

  On November 4, 1999, Mr. Johnson called Mr. Shore to suggest a meeting. At the meeting, on November 10, 1999, Mr. Johnson (i) advised Mr. Shore that Chesapeake was not for sale and that, after careful review, the Chesapeake Board had unanimously determined that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its shareholders and (ii) proposed that Chesapeake acquire the Company at a price of $16.50 per share in cash. While Mr. Shore stated that he would communicate the offer to the Company Board, he indicated that a meeting of the Company Board to consider such an offer would be a "very short one."

  Later on November 10, 1999, Mr. Johnson delivered the following letter to Mr. Shore reiterating that Chesapeake was not for sale and that, after careful review, the Chesapeake Board had unanimously determined that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its shareholders. The letter also confirmed Chesapeake's proposal to acquire the Company and set forth the merits of the proposed acquisition and indicated Chesapeake's desire to enter into a negotiated transaction.

                                                              November 10, 1999

Strictly Confidential

Mr. Marc P. Shore
Chairman of the Board & Chief Executive Officer
Shorewood Packaging Corporation
277 Park Avenue
New York, New York 10172

Dear Marc:

  This letter follows our meeting today to discuss your letter, dated October 26, 1999, in which you suggest a combination between Shorewood Packaging Corporation and Chesapeake Corporation. Our Board of Directors, in consultation with our management, legal, and financial advisors, has reviewed thoroughly your expression of interest and related relevant considerations.

  As I advised you today, our Board of Directors, after careful review, has unanimously determined that the acquisition of Chesapeake by Shorewood, as set forth in your letter, is not in the best interests of Chesapeake and its shareholders and has charged me with firmly and unambiguously rejecting your proposal. Our Board of Directors' firm conviction is that the interests of Chesapeake and its shareholders are best served by continuing to pursue vigorously our current strategic plan as an independent company.

  While we believe that your proposal is not in the best interests of our shareholders, our analysis suggests that a combination of our businesses through an acquisition of Shorewood by Chesapeake would be in the best interests of our respective shareholders, employees, and customers. Towards that end, Chesapeake's Board of Directors has unanimously authorized me to propose that Chesapeake acquire Shorewood at $16.50 in cash per share, representing nearly a 40% premium over Shorewood's closing price yesterday. The transaction we propose can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is, therefore, not subject to a financing condition.

  Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe that the combination of Chesapeake and Shorewood would create one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefiting our customers through one-stop-shopping for complementary products.

  We are prepared to commence immediately good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with our proposal. To date, your letter to us has been kept confidential, and we have reciprocally made our proposal to you on a confidential basis. Should you choose to pursue this matter in the public forum, be assured that we are prepared to pursue aggressively our own objectives.

  We appreciate the obligation of your Board of Directors, which you acknowledged today, to meet and consider our proposal from the standpoint of the best interests of all of your shareholders. Of course, we were disappointed that you stated today that such a meeting would be a very short one. Nevertheless, we hope that your Board will give our proposal serious consideration.

  I look forward to your prompt response.

                                          Sincerely,

                                          /s/ Thomas H. Johnson
                                          Thomas H. Johnson
                                          President & Chief Executive Officer

  On November 18, 1999, Mr. Shore delivered the following letter to Mr. Johnson by facsimile:

                                                              November 18, 1999

Mr. Thomas H. Johnson
President & Chief Executive Officer
Chesapeake Corporation
James Center II
1021 East Cary Street
Box 2350
Richmond, VA 23218

Dear Tom:

  This is in response to the proposal you made at our meeting on November 10, 1999 and in the letter you delivered to me late the same day.

  Our Board of Directors has given due consideration to your proposal and concluded that it is inconsistent with Shorewood's clear and successfully implemented strategic direction and not in the best interests of Shorewood's stockholders. After consulting with our legal and financial advisors, our Board has determined that our stockholders will benefit most if Shorewood continues to position itself as the premier supplier of high end folding cartons to a multinational customer base. Accordingly, I have been authorized to inform you that the Shorewood Board of Directors has unanimously and unequivocally rejected your proposal that we enter into negotiations for the acquisition of Shorewood by Chesapeake.

  Nevertheless, we continue to believe that an acquisition of Chesapeake by Shorewood, at a fair price and a significant premium to Chesapeake's current market value would be a step in the best interests of Chesapeake's stockholders, management, employees and customers. Moreover, we believe that the price of $40 per share, which we have proposed, would be embraced by Chesapeake's stockholders. That price would enable Chesapeake's stockholders to realize a valuation nearly equivalent to their company's all time market high and more than 30% above its current market value.

  Tom, we want to enter into an amicable, albeit arm's length, negotiated transaction with your company. Toward that end, we again propose that your Board authorize you to enter into negotiations with us, so that your stockholders may decide whether the proposal we have made is fair, reasonable and in their best interests. We believe, without having had an opportunity to do any due diligence other than with respect to publicly available documents, that $40 fully values Chesapeake's stock. I trust you will reconsider your position and respond so that we may further our mutual interests.

  Alternatively, we are willing to let Chesapeake's stockholders decide if our proposal is acceptable to them, whether or not your Board endorses the proposal. Therefore, if you and your Board are unwilling to enter into negotiations with us, we request that you remove the existing legal impediments to a Shorewood tender offer so that your stockholders may decide for themselves where their best interests lie.

  As you know, Shorewood has a shareholding in Chesapeake which, based on your most recent published information, is almost 5% of Chesapeake's outstanding common stock. If you make continued progress in your share repurchase program, Shorewood will become a 5% shareholder in your company, even if it does not increase its position. In any event, we believe it appropriate that Chesapeake's stockholders be made aware of the opportunity that Shorewood is seeking to provide and that they, as well as Shorewood's stockholders, be informed of your response to our proposal. To accomplish that, we are issuing the enclosed press release simultaneously with the delivery of this letter.

                                          Cordially,

                                          /s/ Marc P. Shore
                                          Marc P. Shore
                                          Chairman and Chief Executive Officer

  Also on November 18, 1999, the Company issued the following press release:

                                              CONTACTS:
                                              Shorewood Packaging
                                              Howard Liebman
                                              President & Chief Financial
                                              Officer
                                              (212) 371-1500

  FOR IMMEDIATE RELEASE

                                              Morgan-Walke Associates
                                              Investors: Robert P.
                                              Jones/Stephanie Prince
                                              Media: Jennifer Kirksey
                                              (212) 850-5600

                   SHOREWOOD PACKAGING CORPORATION PROPOSAL
                           TO CHESAPEAKE CORPORATION

  NEW YORK, NY, November 18, 1999--Shorewood Packaging Corporation (NYSE:SWD) announced that Chesapeake Corporation's (NYSE:CSK) Board of Directors has rejected a proposal by Shorewood to enter into negotiations for the acquisition of Chesapeake with cash consideration of $40 per share, a premium of 41% over the market price when the proposal was made, 33% over yesterday's closing price and a valuation nearly equivalent to Chesapeake's all time market high, reached in July 1998, well before it announced its current stock buy-back program.

  Shorewood stated that its proposal had been made to Chesapeake's Board of Directors on October 26, 1999 and rejected by Chesapeake on November 10, 1999. Chesapeake's rejection included a counterproposal that Chesapeake acquire Shorewood for cash consideration of $16.50 a share, a price well below Shorewood's trailing 12 month closing high. Shorewood's Board of Directors has rejected the counterproposal as being inconsistent with the company's strategic plan to position itself as the premier supplier of high end folding cartons to a multinational customer base, as well as failing to recognize Shorewood's value and the benefits that would be provided to Chesapeake's customers, employees and stockholders if Shorewood were to acquire Chesapeake.

  Shorewood owned 809,000 Chesapeake shares or 4.62% of Chesapeake as of October 29, 1999, the date of Chesapeake's most recent 10-Q. Shorewood noted that Chesapeake's anti-takeover provisions have the practical effect of disenfranchising Chesapeake's shareholders. For example, Chesapeake's "dead hand poison pill" makes it difficult for Shorewood to present its proposal to Chesapeake's shareholders without the prior approval of Chesapeake's Board of Directors. Accordingly, Shorewood stated, although it is not currently contemplating a tender offer to Chesapeake's shareholders without the prior approval of Chesapeake's Board of Directors, it has requested Chesapeake's Board to redeem the "poison pill". If the "poison pill" and other protective provisions were removed, Shorewood would move promptly to bring its proposal directly to Chesapeake's stockholders. Additionally, together with its financial and legal advisors, Shorewood is considering other alternatives that would enable Chesapeake's stockholders to decide whether $40 a share is a fair price.

  Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

  Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusions of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

  Also on November 18, 1999, Chesapeake issued the following press release:

Chesapeake Confirms Proposal to Acquire Shorewood for $16.50 Per Share in Cash

RICHMOND, Va., Nov. 18/PRNewswire/--Chesapeake Corporation (NYSE: CSK - news) today confirmed that it made a proposal to acquire Shorewood Packaging Corporation (NYSE: SWD - news) for $16.50 in cash per share, or in the aggregate, approximately $480 million in equity plus approximately $260 million in debt. This represents nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day prior to Chesapeake's proposal. The transaction can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is not subject to a financing condition.

Chesapeake noted that the company is prepared to commence immediate good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with its proposal.

Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefiting customers through one-stop shopping for complementary products.

"We at Chesapeake are continuing to pursue our strategic plan of redeploying our capital into appropriate acquisitions to further our growth and enhance shareholder value. We are currently in discussions with several other attractive acquisition candidates," Mr. Johnson continued.

"We believe that Shorewood's decision to make public its unsolicited proposal is the latest in a series of ill-conceived actions by Shorewood following Shorewood's unsuccessful attempt to acquire Field Group plc, which Chesapeake acquired in March 1999," concluded Mr. Johnson.

Chesapeake noted that its board of directors, in consultation with its financial advisors, Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette, and legal advisor, Hunton & Williams, carefully considered Shorewood's unsolicited proposal and unanimously concluded that the proposal is inadequate and not in the best interests of Chesapeake's shareholders.

Chesapeake also noted that it has referred Shorewood's heretofore-undisclosed accumulation of Chesapeake stock to the Federal Trade Commission, requesting an investigation as to whether Shorewood has violated the Hart-Scott-Rodino Antitrust Improvement Act.

Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is http://www.cskcorp.com.

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

  On November 22, 1999, Mr. Johnson sent the following letter to each of the directors of the Company Board:

                                                              November 22, 1999

The Board of Directors
Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172

Ladies and Gentlemen:

We were disappointed to learn of your rejection of our fully-financed proposal to acquire Shorewood at $16.50 per share, representing a substantial premium to your current market price. We continue to believe that a combination of our businesses under Chesapeake's leadership would be in the best interests of our respective shareholders, employees and customers.

Your President, Mr. Liebman, was quoted in The Wall Street Journal as saying that you are prepared to consider an offer at the "right price." While we believe that our $16.50 proposal represents a full valuation, we wish to reiterate that we are prepared to commence immediate good faith negotiations regarding our proposal. Our offer is based on publicly available information, and we remain open to the possibility that we may be able to increase our offer with appropriate due diligence and access to your business plan. We also stand ready to discuss alternatives to an all-cash structure that may offer a tax-advantaged alternative for your shareholders.

Given the importance to your stockholders of our continued interest and our willingness to negotiate price and structure, we are issuing a press release today concerning the subject of this letter.

We look forward to your prompt response, and to commencing good faith negotiations regarding our proposal.

                                          Sincerely,

                                          /s/ Thomas H. Johnson
                                          Thomas H. Johnson

  Also on November 22, 1999, Chesapeake issued the following press release:

FOR IMMEDIATE RELEASE

                CHESAPEAKE SENDS LETTER TO SHOREWOOD DIRECTORS
            Indicates Willingness to Negotiate Price and Structure

(Richmond, VA--November 22, 1999) Thomas H. Johnson, President and CEO of Chesapeake Corporation (NYSE:CSK), today sent the following letter to each of the directors of Shorewood Packaging Corporation (NYSE:SWD) regarding Chesapeake's proposal to acquire Shorewood for $16.50 per share in cash:

                                                              November 22, 1999

The Board of Directors
Shorewood Packaging Corporation
277 Park Avenue
New York NY 10172

Ladies and Gentlemen:

We were disappointed to learn of your rejection of our fully-financed proposal to acquire Shorewood at $16.50 per share, representing a substantial premium to your current market price. We continue to believe that a combination of our businesses under Chesapeake's leadership would be in the best interests of our respective shareholders, employees and customers.

Your President, Mr. Liebman, was quoted in The Wall Street Journal as saying that you are prepared to consider an offer at the "right price." While we believe that our $16.50 proposal represents a full valuation, we wish to reiterate that we are prepared to commence immediate good faith negotiations regarding our proposal. Our offer is based on publicly available information, and we remain open to the possibility that we may be able to increase our offer with appropriate due diligence and access to your business plan. We also stand ready to discuss alternatives to an all-cash structure that may offer a tax-advantaged alternative for your shareholders.

Given the importance to your stockholders of our continued interest and our willingness to negotiate price and structure, we are issuing a press release today concerning the subject of this letter.

We look forward to your prompt response, and to commencing good faith negotiations regarding our proposal.

                                          Sincerely,

                                          /s/ Thomas H. Johnson
                                          Thomas H. Johnson

Johnson commented that he hoped Shorewood's board, upon receiving the letter, would realize the promising opportunities that could be created through a combination of the companies under Chesapeake's leadership. "Under our proposal, the combined company would have a strong balance sheet with financial and management capabilities to compete and grow globally. Chesapeake has a proven track record as a global consolidator with successful integration of acquired businesses."

Johnson continued, "Chesapeake Corporations's international strength is important, because we believe that global consolidation to offer multinational customers one-stop business solutions will drive our business in the next century. Chesapeake has an experienced international management team in place to operate a global packaging and merchandising company."

Johnson also cited Chesapeake's multiple leadership positions in specialty packaging and merchandising. "Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho-laminated packaging, a leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Our net sales for 1998 were $950.4 million and our net sales for 1999's first three quarters, ending September 30, are $916.8 million. We are clearly in a strong position to make the combination of our two businesses successful."

Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of a specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                     # # #

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

  FOR MEDIA RELATIONS, CALL:                          FOR INVESTOR RELATIONS,
  Molly Remes                                         CALL:
  804-697-1110                                        William Tolley/Joel
                                                      Mostrom
                                                      804-697-1157/804-697-
                                                      1147

                           Joele Frank or Andy Brimmer
                           Abernathy MacGregor Frank
                           212-371-5999

  On November 26, 1999, Chesapeake entered into the Purchase Agreement with Ariel pursuant to which Ariel agreed to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's clients to sell approximately 4.1 million Shares (the "Purchased Shares"), or approximately 14.9% of the Company's outstanding Shares, to Chesapeake at a purchase price of $17.25 per share. Ariel also agreed that, if Chesapeake commenced a public tender offer for Shares at a price that equaled or exceeded $17.25 per share, then Ariel would use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's clients to tender such Purchased Shares in such tender offer and would execute any proxies or written consents with respect to such Purchased Shares in the form solicited by Chesapeake in any proxy or written consent solicitation commenced in connection with such tender offer. See Schedule III hereto.

  On November 29, 1999, Chesapeake issued the following press release:

CHESAPEAKE CORPORATION

FOR IMMEDIATE RELEASE

               CHESAPEAKE CORPORATION AGREES TO ACQUIRE 14.9% OF
                          SHOREWOOD PACKAGING SHARES

(RICHMOND, VA--NOVEMBER 29, 1999) Chesapeake Corporation (NYSE:CSK) today announced that it has agreed to purchase approximately 4.1 million shares, or 14.9%, of Shorewood Packaging Corporation's (NYSE:SWD) outstanding common stock from an institutional investor at a price of $17.25 per share. Chesapeake previously announced that it has made a fully financed proposal to Shorewood's directors to purchase Shorewood's shares at $16.50 per share, nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day before Chesapeake's proposal was presented to Shorewood.

Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "We are pleased with this agreement, which validates our view that Chesapeake's acquisition of Shorewood makes great sense for Shorewood's shareholders. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefiting customers through one-stop shopping for complementary products.

"Chesapeake has a strong balance sheet with the management and financial capabilities to compete and grow globally. Chesapeake also has a proven track record as a global consolidator with successful integration of acquired businesses. We renew our offer to Shorewood's directors to meet and negotiate the terms of an acquisition of Shorewood by Chesapeake."

Closing of the purchase of the Shorewood shares is subject to completion of review of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act. Chesapeake will commence the time period of review by a filing to be made today. Additional information will be set forth in a Schedule 13D expected to be filed with the Securities and Exchange Commission today. Information in this release is qualified by reference to the information to be included in the Schedule 13D.

Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho-laminated packaging, the premiere European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging.

Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and merchandising services. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                     # # #

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance issues; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

  For media relations, call:                          For investor relations,
  Molly Remes                                         call:
  804-697-1110                                        William Tolley/Joel
                                                      Mostrom
                                                      804-697-1157/804-697-
                                                      1147

                           Joele Frank or Andy Brimmer
                           Abernathy MacGregor Frank
                           212-371-5999

  Also on November 29, 1999, the Company issued the following press release:

               SHOREWOOD PACKAGING CORPORATION ISSUES STATEMENT

NEW YORK, Nov. 29 /PRNewswire/ -- Shorewood Packaging Corporation (NYSE: SWD -- news) remains committed to its $40 per share cash proposal to acquire Chesapeake. Given the unwillingness of Chesapeake's management and Board of Directors to consider Shorewood's proposal, Shorewood is continuing to explore options to enable Chesapeake's shareholders to consider the Shorewood proposal. Shorewood's proposal of $40 per share is significantly above the consensus one year price target for Chesapeake and also represents a 52-week high for the company.

Shorewood reiterated that it is not for sale and believes Chesapeake's actions to date are solely in response to the Shorewood premium cash proposal. Shorewood also believes that Chesapeake's actions reflect a reckless disregard for the best interests of their shareholders and do not reflect a careful evaluation of Shorewood or its business. Shorewood noted that it views Chesapeake's proposal to acquire Shorewood for $16.50 per share as grossly inadequate. That price is considerably below Shorewood's 52-week high and vastly below analysts' one-year price target for Shorewood, which range as high as $25 per share.

Finally, Shorewood noted that an institutional investor has agreed to sell 14.9% of Shorewood to Chesapeake for $17.25 per share. In a call to Shorewood, that investor informed Shorewood that its required regulatory filing will disclose that the institution, which invested in Shorewood at a low-cost basis, retains 100% of the upside with respect to those shares in the event of a sale to Chesapeake at a higher price. Given the terms of this arrangement, Shorewood does not believe the price to be paid by Chesapeake reflects fair value for Shorewood, and believes its own $40 per share offer for Chesapeake to represent superior value.

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

  On November 30, 1999, Chesapeake filed a Schedule 13D with the Commission disclosing that Chesapeake had entered into an agreement to purchase approximately 4.1 million Shares, or approximately 14.9% of the Company's outstanding Shares, from the clients of Ariel Capital Management, Inc. for $17.25 per Share.

  On December 2, 1999, the Company filed a Current Report on Form 8-K with the Commission disclosing the adoption of the Bylaw Amendments.

  On December 3, 1999, Chesapeake and Purchaser commenced the Offer.

  On December 3, 1999, Chesapeake and Purchaser filed preliminary materials with the Commission to solicit consents from the Stockholders of the Company in connection with this Consent Solicitation.

  On December 3, 1999, Chesapeake and Purchaser commenced a lawsuit in the Court of Chancery of the State of Delaware against the Company and the Company Board seeking, among other things, an order (i) declaring that the Company Board breached its fiduciary duties by adopting the Bylaw Amendments (ii) declaring the Super Majority Bylaw and the Consent Record Date Bylaw void, and enjoining the Company Board from implementing the Super Majority Bylaw, the Consent Record Date Bylaw and the Bylaw Amendments as a whole, (iii) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (v) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (vii) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the Consent Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, and (viii) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, the Consent Solicitation.

  Also on December 3, 1999, Chesapeake and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Consent Solicitation.

  On December 10, 1999, the Company filed preliminary consent revocation materials on Schedule 14A with the Commission.

  On December 15, 1999, Chesapeake issued the following press release which contained the full text of a letter which was sent on such date by Mr. Johnson to each member of the Company Board:

FOR IMMEDIATE RELEASE

              CHESAPEAKE SENDS LETTER TO SHOREWOOD DIRECTORS

                  Reiterates Commitment to Tender Offer

(Richmond, VA--December 15, 1999) Chesapeake Corporation (NYSE: CSK), today announced that Thomas H. Johnson, president and chief executive officer, is sending the following letter to Marc Shore, chairman and chief executive officer of Shorewood Packaging Corporation (NYSE: SWD):

                                                         December 15, 1999

Mr. Marc Shore

Chairman and Chief Executive Officer

Shorewood Packaging Corporation

277 Park Avenue

New York, NY 10172

Dear Marc:

As you may know, Chesapeake today announced a recommended cash tender offer to acquire Boxmore International plc, headquartered in Belfast, Northern Ireland. Boxmore's board of directors has unanimously recommended Chesapeake's offer to Boxmore's shareholders. Like Shorewood, this is a company we have been evaluating for some time. We are delighted with the enhancement of our global platform that this company offers and believe the acquisition of Boxmore enhances the strategic rationale for our acquisition of Shorewood.

At the same time, we want to reinforce our commitment to our $17.25 cash tender offer for Shorewood. We want you and your board to know that we have in place a fully committed credit facility from First Union National Bank that permits us to complete the acquisitions of both Boxmore and Shorewood on the terms of our offers. Accordingly, neither offer is subject to any financing conditions.

We reiterate our offer to meet with the Shorewood board to negotiate the terms, including price and structure, of an acquisition of Shorewood by Chesapeake. In this regard, we are ready to meet with you and your advisors at your earliest convenience.

Sincerely,

/s/ Thomas H. Johnson

Thomas H. Johnson

cc: Shorewood Board of Directors

On December 3, 1999 Chesapeake announced that it would commence a tender offer to acquire all the outstanding shares of Shorewood for $17.25 in cash per share, or approximately $500 million. Chesapeake's tender offer represents an approximate 45% premium to Shorewood's closing stock price on November 9, 1999, the day prior to Chesapeake's initial proposal to Shorewood's board of directors.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                  # # #

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    For media relations, call:           For investor relations, call:

           Molly Remes                    William Tolley/Joel Mostrom

           804-697-1110                    804-697-1157/804-697-1147

                       Joele Frank or Andy Brimmer

                        Abernathy MacGregor Frank

                               212-371-5999

  On December 16, 1999, the Company issued the following press release:

         Shorewood Board Rejects Chesapeake's Offer as Inadequate

   Files Counterclaims Alleging Chesapeake is "Interested Stockholder';

  Could Jeopardize its Financing if Merger not Possible for Three Years

NEW YORK, Dec. 16 /PRNewswire/--Shorewood Packaging Corporation (NYSE: SWD) announced today that its Board of Directors voted unanimously to recommend that stockholders reject the unsolicited $17.25 per share tender offer by Chesapeake Corporation (NYSE: CSK) and not tender any of their shares pursuant to the offer.

  In recommending that stockholders reject Chesapeake's offer, Shorewood's Board cited the following:

  . the Board's view that the Chesapeake offer is inadequate and does not reflect the inherent value of Shorewood as a leading value-added provider of high quality printing and paperboard packaging products for the music, computer software, cosmetics and toiletries, food, home video, tobacco, and general consumer markets in North America.

  . the written opinion of Bear, Stearns & Co. Inc., Shorewood's financial advisor, that Chesapeake's offer price is inadequate from a financial point of view to Shorewood's stockholders (other than Chesapeake and its affiliates).

  . the opportunistic timing of Chesapeake's offer, which seeks to exploit Shorewood's recent stock price in relation to historic trading patterns.

  . that Chesapeake's offer price represents a 15% to 20% discount to the one year target prices for Shorewood's stock (without taking into account any extraordinary transaction) which have been announced by several major Wall Street brokerage firms that cover Shorewood.

  . the significant uncertainties and contingencies associated with Chesapeake's offer, including the numerous conditions to Chesapeake's financing and the Board's belief that one or more of these conditions cannot be satisfied.

  . the significant uncertainties associated with the second-step merger proposed by Chesapeake, including uncertainty as to the permissibility of such merger within three years under Section 203 of the Delaware corporate law.

  . the Board's belief that Chesapeake's offer represents an attempt by Chesapeake to usurp for itself the future growth in revenues, net income and cash flow and stock price appreciation that are only beginning to result from Shorewood's recent capital expenditures and other initiatives aimed at making Shorewood the premier global supplier of value-added packaging.

  . the Board's view that based on, among other things, the preliminary discussions Shorewood has had with certain unsolicited third parties, Shorewood has a variety of strategic alternatives available to it to enhance stockholder value.

Marc P. Shore, Chairman and Chief Executive Officer, stated, "Chesapeake's hostile offer is clearly inadequate. It represents a significant discount to our 52-week high, does not accurately reflect the Company's growth prospects and may not be capable of being completed. Shorewood is a strong and growing company with a proven track record and an exciting future."

Shore added, "The Board is fully committed to enhancing value for Shorewood stockholders and has authorized management and its advisors to explore the various strategic alternatives available to us. We look forward to completing that process."

Shorewood also announced today that it is filing counterclaims in the lawsuits brought by Chesapeake in Delaware state and federal court. The counterclaims allege, among other things, that when Chesapeake agreed on November 26 to purchase 14.9% of Shorewood's outstanding shares from an institutional holder that held over 20% of the outstanding shares, the institutional holder agreed to vote the remaining shares in favor of Chesapeake's consent solicitation. The counterclaims also allege that other provisions of the purchase agreement amount to an arrangement and understanding between the institutional holder and Chesapeake with respect to the entire 20% block. The effect of this arrangement is to make Chesapeake an "interested stockholder" under Section 203 of the Delaware corporate law, thereby proscribing Chesapeake's ability to consummate a merger for three years without the two-thirds vote of the outstanding shares not owned by Chesapeake. The Chancery Court counterclaim seeks a declaratory judgment that Chesapeake is an "interested stockholder". The Federal counterclaim alleges that Chesapeake's tender offer materials do not disclose the full beneficial ownership and that Chesapeake has misstated and concealed the fact that its financing is subject to numerous conditions, many of which cannot be satisfied.

Additional information with respect to the Board's decision to recommend that stockholders reject Chesapeake's offer and the matters considered by the Board in reaching such decision is contained in Shorewood's
Solicitation/Recommendation Statement on Schedule 14D-9, which is being filed today with the Securities and Exchange Commission and will be mailed to stockholders shortly.

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "Shorewood anticipates," "Shorewood believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Shorewood to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10- Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include:
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy O'Donnell and William P. Weidner; and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows:
Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500 shares).

Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

In connection with Bear Sterns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terry Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

  Also on December 16, 1999, the Company filed with the Commission the Solicitation/Recommendation Statement on Schedule 14D-9.

  Also on December 16, 1999, the Company filed an answer to Chesapeake's complaint in the Court of Chancery of the State of Delaware denying all material allegations of Chesapeake's complaint. The Company also filed a counterclaim seeking, among other things, an order (i) declaring that Chesapeake and Purchaser are "interested stockholders" and "associates" of the Company within the meaning of Section 203 of the DGCL, (ii) declaring that Chesapeake and Purchaser will remain "interested stockholders" and "associates" of the Company during the entire time period prescribed by
Section 203 of the DGCL, (iii) declaring that the refusal of the Company Board (as currently constituted or to be constituted in the future within the time period prescribed by Section 203 of the DGCL) to take any action rendering
Section 203 of the DGCL inapplicable to the Offer and the Proposed Merger does not constitute a breach of fiduciary duty, (iv) declaring that the proposals to remove the members of the Company Board found in Chesapeake's Consent Solicitation (the "Removal Proposals") are invalid under Section 141 of the DGCL, and (v) preliminarily and permanently enjoining the plaintiffs, their affiliates and all others acting in concert with them, from taking any action in furtherance of the Removal Proposals.

  Also on December 16, 1999, the Company filed an answer and counterclaim to Chesapeake's complaint in the United States District Court for the District of Delaware seeking, among other things, an order (i) declaring that Chesapeake's and Purchaser's Schedule 14D-1 and Schedule 13D are materially false and misleading, in violation of Sections 13(e) and 14(e) of the Exchange Act, and
(ii) preliminarily and permanently enjoining Chesapeake and Purchaser from proceeding with the Offer in violation of Sections 13(e) and 14(e) of the Exchange Act.

  Also on December 16, 1999, Chesapeake issued the following press release:

            CHESAPEAKE AFFIRMS COMMITMENT TO TENDER OFFER AND

                           CONSENT SOLICITATION

               SEEKS TO JOIN SHOREWOOD'S STRATEGIC PROCESS

(Richmond, VA--December 16, 1999)--Chesapeake Corporation (NYSE:CSK) today expressed its disappointment with Shorewood Packaging Corporation's (NYSE:
SWD) response to Chesapeake's $17.25 all cash tender offer. Chesapeake remains committed to its fully-financed tender offer and planned consent solicitation.

Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "We are extremely disappointed with the Shorewood Board of Directors' continued refusal to meet with us to discuss our fully-financed cash tender offer of $17.25 per share. This is especially true because we note that Shorewood has authorized management and its advisors to explore various strategic alternatives. It would clearly be a disservice to Shorewood's stockholders to exclude Chesapeake or any interested party from this process.

"For Shorewood to reject our offer, especially without talking to us, is irresponsible. Our financing is fully committed, subject only to customary conditions that can be readily satisfied. Moreover, Shorewood's claim that Chesapeake has exceeded the 14.9 percent threshold for the Delaware antitakeover statute is without merit. At no time has Chesapeake been a party to any agreement or understanding that would cause us to exceed that threshold. Our stock purchase agreement with an institutional investor has been on file with the Securities and Exchange Commission since November 30, 1999," Mr. Johnson continued.

"We are vigorously pursuing our litigation in the Court of Chancery for the State of Delaware which, among other things, seeks an order that Shorewood's directors have breached their fiduciary duties under Delaware law. We are also asking the Court to prevent Shorewood and its directors from taking certain actions to thwart or interfere with our tender offer and consent solicitation efforts," Mr. Johnson concluded.

A trial has been scheduled in the Court of Chancery for the State of Delaware, commencing January 10, 2000, regarding several key issues relating to Chesapeake's tender offer and planned consent solicitation.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                  # # #

This news release does not constitute an offer to purchase any securities, nor a solicitation of proxies or consents, from the stockholders of Shorewood Packaging Corporation. The tender offer, and any solicitation of written consents, will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state law.

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    For media relations, call:             For investor relations, call:

           Molly Remes                      William Tolley/Joel Mostrom

           804-697-1110                      804-697-1157/804-697-1147

                       Joele Frank or Andy Brimmer

                        Abernathy MacGregor Frank

                               212-371-5999

  On December 17, 1999, Chesapeake issued the following press release:

                CHESAPEAKE SENDS LETTER TO SHOREWOOD BOARD

(Richmond, VA--December 17, 1999)--Chesapeake Corporation (NYSE: CSK) today sent the following letter to Marc Shore and the board of directors of Shorewood Packaging Corporation (NYSE: SWD) reiterating its desire to be included in their exploration of strategic alternatives:

                                                         December 17, 1999

Mr. Marc P. Shore

Chairman of the Board & Chief Executive Officer

Shorewood Packaging Corporation

277 Park Avenue

New York, New York 10172

Dear Marc:

I am writing on behalf of the Board of Directors of Chesapeake. The 14-D9 Shorewood filed yesterday with the Securities and Exchange Commission indicates that your Board is exploring alternatives to enhance stockholder value. Your filing also indicates that Shorewood has entered into confidentiality agreements and begun preliminary discussions with third parties, other than Chesapeake, who are interested in pursuing a transaction.

You have told me personally that you and your board believe a combination of our two companies makes strategic sense. Given that Shorewood is exploring strategic alternatives, any process undertaken by the Shorewood Board to enhance shareholder value must include Chesapeake or you would be doing a disservice to your stockholders, as well as your customers and employees.

Chesapeake is a ready, willing and able buyer. As I indicated in an earlier letter, we have in place a fully committed credit facility from First Union National Bank that permits us to complete our acquisitions of both Boxmore and Shorewood on the terms of our offers. Accordingly, neither offer is subject to any financing conditions.

We reiterate our offer to meet with the Shorewood Board to negotiate the terms, including price and structure, of an acquisition of Shorewood by Chesapeake. Given the importance to your stockholders of our continued interest in Shorewood, we are ready to meet with you and your advisors at your earliest convenience.

Sincerely,

/s/ Thomas H. Johnson

Thomas H. Johnson

President & Chief Executive Officer

On December 3, 1999 Chesapeake announced that it would commence a tender offer to acquire all the outstanding shares of Shorewood for $17.25 in cash per share, or approximately $500 million. Chesapeake's tender offer represents an approximate 45% premium to Shorewood's closing stock price on November 9, 1999, the day prior to Chesapeake's initial proposal to Shorewood's board of directors.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                  # # #

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

      For media relations, call:              For investor relations, call:
              Molly Remes                      William Tolley/Joel Mostrom
             804-697-1110                       804-697-1157/804-697-1147

                       Joele Frank or Andy Brimmer

                        Abernathy MacGregor Frank

                               212-371-5999

  On December 20, 1999, Chesapeake issued the following press release:

                    CHESAPEAKE ANNOUNCES EXPIRATION OF

                     HART-SCOTT-RODINO WAITING PERIOD

          Will Proceed With All Cash Tender Offer For Shorewood

(Richmond, VA--December 20, 1999)--Chesapeake Corporation (NYSE:CSK) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired, satisfying one of the conditions to proceed with its fully financed cash tender offer for all of Shorewood Packaging Corporation's (NYSE:SWD) outstanding common stock at a price of $17.25 per share.

On December 3, 1999, Chesapeake announced that it would commence a tender offer to acquire all the outstanding shares of Shorewood for $17.25 in cash per share, or approximately $500 million. Chesapeake's tender offer represents an approximate 45 percent premium to Shorewood's closing stock price on November 9, 1999, the day prior to Chesapeake's initial proposal to Shorewood's board of directors.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp. com.

                                  # # #

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    For media relations, call:             For investor relations, call:

           Molly Remes                      William Tolley/Joel Mostrom

           804-697-1110                      804-697-1157/804-697-1147

                       Joele Frank or Andy Brimmer

                        Abernathy MacGregor Frank

                               212-371-5999


  On December 21, 1999, the Company issued the following press release which contained the full text of a letter which Mr. Shore delivered on that date to Mr. Johnson:

FOR IMMEDIATE RELEASE:

CONTACTS:

Sard Verbinnen & Co.

David Reno/Paul Caminiti

(212) 687-8080

                   SHOREWOOD SENDS LETTER TO CHESAPEAKE

NEW YORK, DECEMBER 21, 1999--Shorewood Packaging Corporation (NYSE:SWD) today sent the following letter to Tom Johnson, President and Chief Executive Officer of Chesapeake Corporation (NYSE: CSK):

                                                         December 21, 1999

Mr. Thomas H. Johnson

President and Chief Executive Officer

Chesapeake Corporation

1021 E. Cary Street

Richmond, Virginia 21218

Dear Tom:

I have read your letter dated December 17, 1999.

You are correct that our Board of Directors has authorized management and our financial advisors to explore alternatives available to Shorewood to enhance stockholder value. I understand that despite your commencement of a highly conditional, inadequate tender offer, you now seek to have discussions with us regarding your offer. We decline your request for a meeting for the following reasons:

The current Chesapeake offer has been found by Shorewood's Board of Directors to be inadequate; among other factors, it represents a 15% to 20% discount to analysts' short-term trading targets for Shorewood shares.

We believe that Section 203 of the Delaware corporate law effectively prevents Chesapeake from completing a merger with Shorewood for at least three years.

We are concerned that the inadequate offer you have made is also highly conditional. For example, Chesapeake's proposed bank financing does not appear to contemplate the situation where Chesapeake could be a majority stockholder with fiduciary duties to the minority, which would preclude it from utilizing Shorewood's cash for its own use and otherwise consolidating operations. Although Chesapeake has stated that it is a "willing" buyer, we question whether it is financially "ready" or "able."

As fiduciaries, we consider the best interests of all stockholders. In this regard we seek value and certainty on behalf of the entire stockholder base and are reluctant to support any transaction which is fraught with serious contingencies.

Due to concerns regarding the inadequacy of your offer, your conditional financing and completion risks, we do not believe it is in the best interests of our stockholders to pursue your inadequate proposal.

Sincerely,

/s/ Marc P. Shore

Marc P. Shore

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

                                  # # #

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "Shorewood anticipates," "Shorewood believes"' and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Shorewood to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in Shorewood's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include:
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy O'Donnell and William P. Weidner); and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269),

Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William
P. Weidner (57,000); and William H. Hogan (30,500).

Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

  Also on December 21, 1999, Chesapeake issued the following press release:

FOR IMMEDIATE RELEASE

                 CHESAPEAKE RESPONDS TO SHOREWOOD LETTER

(Richmond, VA--December 21, 1999) Chesapeake Corporation (NYSE:CSK) issued the following statement today in response to a letter sent to Thomas H. Johnson, president and chief executive officer of Chesapeake, from Shorewood Packaging Corporation (NYSE:SWD).

Mr. Johnson said, "We are mystified by Shorewood's refusal to include Chesapeake in Shorewood's announced process to explore alternatives to enhance stockholder value. We stand ready to meet to discuss price and structure of our fully financed offer. Shorewood's purported grounds for excluding Chesapeake from its process are unfounded and utterly without merit. Their intransigence is especially unfortunate, in that Shorewood's board has attempted to adopt by-law amendments which purport to restrict Shorewood's stockholders' ability to consider our offer. We are challenging Shorewood's actions in court."

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

                                  # # #

This news release does not constitute an offer to purchase any securities, nor a solicitation of proxies or consents, from the stockholders of Shorewood Packaging Corporation. The tender offer, and any solicitation of written consents, will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state law.

This news release, including comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

      For media relations, call:              For investor relations, call:
              Molly Remes                      William Tolley/Joel Mostrom
             804-697-1110                       804-697-1157/804-697-1147

                       Joele Frank or Andy Brimmer

                        Abernathy MacGregor Frank

                               212-371-5999

  On December 28, 1999, the Company filed the Revised Preliminary Consent Revocation Statements on Schedule 14A with the SEC.

  On December 28, 1999, Shorewood [issued a press release][disclosed in SEC filings] the full text of the following letter sent from the Company to each of the Shorewood stockholders:

                          [SHOREWOOD LETTERHEAD]

                                                         December 22, 1999

Dear Fellow Stockholder:

  On December 16, 1999, Shorewood's Board of Directors unanimously rejected Chesapeake's unsolicited, highly conditional tender offer of $17.25 per share. Your Board determined that the offer is inadequate and does not reflect the value or prospects of Shorewood.

  Chesapeake, however, appears intent on pursuing its plan to acquire your shares at an inadequate price. In furtherance of that goal, you can expect that Chesapeake will be seeking your vote to remove Shorewood's entire Board of Directors--without cause--through a consent solicitation process. Chesapeake also will solicit consents to install its own hand-picked nominees as Shorewood's directors, and these nominees are committed to Chesapeake's inadequate and opportunistic offer.

YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU NOT TO LET CHESAPEAKE DO THIS! WE URGE YOU NOT TO TENDER YOUR SHARES TO CHESAPEAKE AND CAUTION YOU NOT TO SIGN ANY WHITE PROXY OR CONSENT CARD THAT MAY BE SENT TO YOU BY CHESAPEAKE.

There are numerous reasons why your Board believes that Chesapeake's efforts to seize control of your Board is unwise and not in the best interests of Shorewood and its stockholders. Your Board's reasons for rejecting Chesapeake's offer are set forth in Shorewood's Schedule 14D-9 which previously was mailed to you. In the meantime, we ask you to remember the following:

  . CHESAPEAKE'S INTERESTS ARE NOT THE SAME AS YOURS: Chesapeake's interest is to acquire your Company as quickly and cheaply as possible and not to give you the opportunity to obtain the best value for your shares.

  . SHOREWOOD IS PURSUING STRATEGIC ALTERNATIVES: Your Board of Directors has instructed management and Shorewood's financial advisors to explore strategic alternatives which would enhance the value of your shares. We already have received several unsolicited inquiries from third parties who have indicated an interest in pursuing an extraordinary transaction with Shorewood, and we have engaged in preliminary discussions concerning these inquiries.

  . CHESAPEAKE'S $17.25 PRICE UNDERVALUES YOUR SHOREWOOD SHARES: As discussed in our Schedule 14D-9, Chesapeake's offer does not reflect the long-term value inherent in Shorewood and is nothing more than an opportunistic attempt by Chesapeake to capture for is own stockholders the future value of your shares.

  . CHESAPEAKE'S OFFER IS HIGHLY CONDITIONAL: Chesapeake's offer is subject to numerous conditions--and I can assure you that these conditions will not be satisfied by the initial expiration date of January 3. Some of these conditions may never be satisfied. Accordingly, there is no need to tender your shares into Chesapeake's inadequate offer--which as of today is for a price that is below the market value of your shares. You still have every right to withdraw any shares you may have tendered. If you need assistance in withdrawing tendered shares, please call Innisfree M&A Incorporated, toll-free, at (888) 750-5834.

I look forward to updating you in the coming weeks on the progress of our efforts to enhance stockholder value. Meanwhile, we urge you not to tender your shares to Chesapeake's opportunistic offer and not to sign any white proxy or consent card that Chesapeake may send you.

Thank you for your continued trust and support.

                                          Sincerely,

                                          /s/ Marc P. Shore

                                          Marc P. Shore

                                          Chairman of the Board and

                                          Chief Executive Officer

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include:
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy O'Donnell and William P. Weidner); and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500).

  Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

  In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

  In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

  On December 29, 1999, Chesapeake issued the following Press Release:

FOR IMMEDIATE RELEASE

   Chesapeake Extends Tender Offer for Shorewood Until January 20, 2000

(Richmond, VA--December 29, 1999) Chesapeake Corporation (NYSE:CSK) today announced that it has extended its tender offer for all outstanding shares of Shorewood Packaging Corporation (NYSE: SWD) for $17.25 in cash per share, or approximately $500 million, until midnight, New York City time, on Thursday, January 20, 2000. As of the close of business on Tuesday, December 28, 1999, 172,839 shares of Shorewood common stock have been validly tendered and not withdrawn pursuant to Chesapeake's tender offer. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on January 3, 2000.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

This news release may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements in a consent solicitation conducted in connection with a tender offer. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugatgd box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment, interest rates; currency translation movements; Year 2000 compliance; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    For media relations, call:              For investor relations call:

           Molly Remes                      William Tolley/Joel Mostrom

           804-697-1110                      804-697-1157/804-697-1147

                         Joele Frank/Jeremy Zwieg

                        Abernathy MacGregor Frank

                               212-371-5999

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Chesapeake Corporation ("Chesapeake") and Sheffield, Inc., a wholly owned subsidiary of Chesapeake ("Purchaser"), and certain other persons named below may be deemed to be participants in a consent solicitation (the "Consent Solicitation") that may be conducted by Chesapeake and Purchaser in connection with the tender offer (the "Offer") by Purchaser to purchase all of the outstanding shares of common stock ("Shares") of Shorewood Packaging Corporation ("Shorewood") for $17.25 per Share net to the seller in cash. The participants in this solicitation may include: (i) the directors of Chesapeake (Harry H. Warner, Chairman of the Board; Thomas H. Johnson, President & Chief Executive Officer, Robert L. Hintz; James E. Rogers; John W. Rosenblum; Frank
S. Royal; Wallace Stettinias; Richard G. Gilghman; Joseph P. Viviano; and Hugh
V. White, Jr.); and (ii) certain officers of Chesapeake: J.P. Causey Jr., Senior Vice President, Secretary & General Counsel; Andrew J. Kobut, Senior Vice President--Strategic Business Development; Octavio Orta, Executive Vice President--Display & Packaging; William T. Tolley, Senior Vice President-- Finance & Chief Financial Officer. Molly Remes. Director--Corporate
Communications: and Joel Mostrom, Vice President--Land Development. As of the date of this communication, 14.9% of the outstanding Shares of Shorewood or approximately 4.1 million Shares are beneficially owned by Chesapeake and Purchaser (including Shares to be purchased pursuant to a stock purchase agreement between Chesapeake and a third-party).

Chesapeake has retained Goldman, Sachs & Co. ("Goldman Sachs") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its co-financial advisors in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. Chesapeake and Purchaser have retained Goldman Sachs and DLJ to act as their Co-Dealer Managers in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Chesapeake and Purchaser have agreed to indemnify Goldman Sachs and certain related persons and DLJ and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of each of their engagements. Neither Goldman Sachs nor DLJ believes that they or any of their respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the

Exchange Act in the solicitation of proxies and/or consents, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or DLJ. In connection with Goldman Sachs' role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: Ravi Sinha, George Mattson, James Katzman, Peter Comisar and Jason Gilbert. In connection with DLJ's role as Co-Dealer Manger to Chesapeake and Purchaser, the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: L. Price Blackford, Doug Brown, Daniel Schleifman, Robert Simensky and Andrew Kramer. Goldman Sachs and DLJ each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Goldman Sachs and/or DLJ may trade securities of Shorewood for each of their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs and DLJ has each informed Chesapeake that, as of the date hereof, neither of them holds any Shares for its own account. Goldman Sachs or DLJ and/or certain of their respective affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs, DLJ, and each such of their respective affiliates disclaim beneficial ownership of such Shares.

Other than as set forth herein, to the knowledge of Chesapeake and Purchaser, as of the date of this communication, none of Chesapeake, Purchaser, any of their respective directors, executive officers, employees or other representatives, or other persons known to Chesapeake or Purchaser who may solicit consents has any interest, direct or indirect, in Shorewood by security holding or otherwise.

    Also on December 29, 1999, the Company issued the following press release:

CONTACT:

Sard Verbinnen & Co.

Brandy Bergman

(212) 687-8080

FOR IMMEDIATE RELEASE

  SHOREWOOD PACKAGING CORPORATION COMMENTS ON CHESAPEAKE'S POOR TENDER OFFER
                                 RESULTS

NEW YORK, NY, December 29, 1999 - Shorewood Packaging Corporation (NYSE:SWD) today noted that, due to lack of support from Shorewood's stockholders, Chesapeake Corporation (NYSE: CSK) has significantly extended the time period for Shorewood stockholders to tender their shares into its offer. With only three business days remaining until Chesapeake's tender offer was initially set to expire, less than 1% of Shorewood's outstanding shares were tendered.

Marc P. Shore, Chairman and Chief Executive Officer, stated, "Clearly, the tender offer results represent a vote of no-confidence by Shorewood's stockholders in Chesapeake's highly conditional, inadequate offer. We are pleased that this was recognized by an overwhelming majority of our stockholders. We remain committed to exploring the various strategic alternatives available to us to enhance the value of Shorewood shares."

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

                                  # # #

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). While the safe harbors intended to be created by the Act are not available to statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements made in connection with a consent solicitation conducted in connection with a tender offer. However, the consent solicitation by Chesapeake Corporation is intended to facilitate its tender offer, and the statements made herein may be deemed to have been made in connection with such tender offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different from those expressed in such statements, including, but not limited to, general economic and business conditions, competition, political changes in international markets, raw material and other operating costs; costs of capital equipment, changes in foreign currency exchange rates, changes in business strategy or expansion plans, the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital, fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10-Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include,
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy O'Donnell and William P. Weidner); and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118), William P. Weidner (57,000), and William H. Hogan (30,500).

Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held, net long, no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

  On January 5, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the Court of Chancery of the State of Delaware denying all material allegations of Shorewood's counterclaim. On January 7, 2000, Chesapeake and Purchaser filed a reply to Shorewood's counterclaim in the United States District Court for the District of Delaware denying all material allegations of Shorewood's counterclaim.

   On January 5, 2000, Shorewood issued the following press release:

FOR IMMEDIATE RELEASE

CONTACT:

Sard Verbinnen & Co.

David Reno/Paul Caminiti/Brandy Bergman

(212) 687-8080

                     SHOREWOOD PACKAGING CORPORATION

               AMENDS BY-LAWS TO DECREASE VOTE REQUIRED FOR

                      STOCKHOLDERS TO AMEND BY-LAWS

NEW YORK, NY, JANUARY 5, 2000--Shorewood Packaging Corporation (NYSE:SWD) today announced that its Board of Directors has amended the Shorewood by-laws to require a 60% vote for its stockholders to amend the by-laws. The Shorewood by-laws, as amended in late November 1999, had required the vote of not less than two-thirds of Shorewood's issued and outstanding shares to amend the by-laws.

The by-law provision being amended is the subject of pending litigation brought by Chesapeake Corporation (NYSE:CSK). Last month, Chesapeake sued Shorewood and its directors alleging that the two-thirds by-law provision was invalid. While Shorewood and its Board of Directors do not agree with Chesapeake's characterization of the by-law provision, the Shorewood Board determined to decrease the stockholder vote required for by-law amendments to enable a majority of the disinterested stockholders to amend the by-laws should they so wish. Based upon the 20% block of shares which Shorewood believes are committed to vote for Chesapeake pursuant to an agreement with an institutional holder, under the newly-amended by-law Chesapeake now needs a majority of the remaining outstanding shares to achieve the 60% threshold.

Marc P. Shore, Chairman and Chief Executive Officer of Shorewood, stated, "The by-law change again demonstrates that the Shorewood Board is committed to acting in the best interests of the company's stockholders. In contrast to Shorewood which is pursuing strategic alternatives to enhance stockholder value, Chesapeake continues to hide behind its extensive anti-takeover defenses and refuses to act for the benefit of their stockholders by talking to Shorewood about our proposal to acquires Chesapeake for a price per share that would provide a significant premium to Chesapeake's stockholders."

In a trial scheduled to begin on January 11, 2000, the Delaware Court is expected to hear arguments on, among other things, the issue of whether Chesapeake is an "interested stockholder," within the meaning of Section 203 of the Delaware General Corporation Law, due to the agreements and arrangements it has entered into with one of Shorewood's institutional holders. If Chesapeake is found to be an "interested stockholder" then it would be prohibited from consummating a merger with Shorewood for three years unless it received the two-thirds vote of the other stockholders. In addition, if Chesapeake is found to be an "interested stockholder," Shorewood believes this finding could jeopardize its tender offer financing.

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

                                  # # #

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). While the safe harbors intended to be created by the Act are not available to statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements made in connection with a consent solicitation conducted in connection with a tender offer. However, the consent solicitation by Chesapeake Corporation is intended to facilitate its tender offer, and the statements made herein may be deemed to have been made in connection with such tender offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different from those expressed in such statements, including, but not limited to, general economic and business conditions, competition, political changes in international markets, raw material and other operating costs; costs of capital equipment, changes in foreign currency exchange rates, changes in business strategy or expansion plans, the results of continuing environment compliance testing and monitoring; quality of management; availability, terms and development of capital, fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10-Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include:
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy

O'Donnell and William P. Weidner); and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows:
Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500).

Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held, net long, no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

  On January 10, 2000, the Company issued the following press release:

FOR IMMEDIATE RELEASE

CONTACT:

Sard Verbinnen & Co.

David Reno/Paul Caminiti/Brandy Bergman

(212) 687-8080

                     SHOREWOOD PACKAGING CORPORATION

             ENGAGES GREENHILL & CO. AS FINANCIAL ADVISOR TO

                       SPECIAL STRATEGIC COMMITTEE

NEW YORK, NY, JANUARY 10, 2000 - Shorewood Packaging Corporation (NYSE:SWD) today announced that its Special Strategic Committee of Independent Directors, formed to evaluate strategic alternatives which could enhance stockholder value, has engaged Greenhill & Co., LLC as its financial advisor. Earlier, the Board of Directors had selected Bear, Stearns & Co. and Jefferson Capital Group, Ltd. to serve as Shorewood's financial advisors in connection with the unsolicited proposal by Chesapeake Corporation (NYSE: CSK) to acquire

Shorewood, and Bear Stearns and Jefferson Capital will continue to advise the full Board in that capacity and will also assist the full Board in its review of strategic alternatives which could enhance stockholder value.

Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

                                  # # #

Certain statements included in this press release constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). While the safe harbors intended to be created by the Act are not available to statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements made in connection with a consent solicitation conducted in connection with a tender offer. However, the consent solicitation by Chesapeake Corporation is intended to facilitate its tender offer, and the statements made herein may be deemed to have been made in connection with such tender offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different from those expressed in such statements, including, but not limited to, general economic and business conditions, competition, political changes in international markets, raw material and other operating costs; costs of capital equipment, changes in foreign currency exchange rates, changes in business strategy or expansion plans, the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital, fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10-Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include:
(i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky,
R. Timothy O'Donnell and William P. Weidner); and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500).

Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held, net long, no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.

The special committee of independent directors (the "Special Committee") of the Shorewood Board of Directors, formed to evaluate strategic alternatives which could enhance stockholder value, has retained Greenhill & Co., LLC ("Greenhill") as its financial advisor. In connection with Greenhill's role as financial advisor to the Special Committee, Greenhill and the following investment banking employees of Greenhill may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Robert F. Greenhill (Chairman), Scott L. Bok (Managing Director), James M. Wildasin (Vice President) and Joseph A. McMillan, Jr. (Associate). Greenhill has informed Shorewood that, as of the date hereof, Greenhill held, net long, no shares of Common Stock for its own account.

  On January 18, 2000, Chesapeake issued the following press release:

[Logo] Chesapeake Corporation

                CHESAPEAKE EXTENDS SHOREWOOD TENDER OFFER

                        THROUGH FEBRUARY 18, 2000

  Richmond, VA--January 18, 2000--Chesapeake Corporation (NYSE: CSK) announced today that it has extended its cash tender offer to purchase all outstanding shares of Shorewood Packaging Corporation (NYSE: SWD) for $17.25 per share, or approximately $500 million. The offer, which was scheduled to expire at midnight on January 20, 2000, has been extended through midnight. New York City time, on February 18, 2000.

As of the close of business on Tuesday, January 18, 2000, 2,458,271 shares of Shorewood common stock have been validly tendered and not withdrawn pursuant to Chesapeake's tender offer.

Chesapeake Corporation, headquartered in Richmond, Va, is a global leader in specialty packaging and merchandising services. Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for litho-laminated packaging, the leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Chesapeake has over 40 locations in North America, Europe and Asia Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

This news release may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements made in connection with a tender offer it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements in a consent solicitation conducted in connection with a tender offer. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment interest rates; currency translation movements; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

               CERTAIN INFORMATION CONCERNING PARTICIPANTS

Chesapeake Corporation ("Chesapeake") and Sheffield, Inc., a wholly owned subsidiary of Chesapeake ("Purchaser"), and certain other persons named below may be deemed participants in a consent solicitation (the "Consent Solicitation") that may be conducted by Chesapeake and Purchaser in connection with the tender offer (the "Offer") by Purchaser to purchase all of the outstanding shares of common stock ("Shares") of Shorewood Packaging Corporation ("Shorewood") for $17.25 per Share net to the seller in cash. The participants in this solicitation may include: (i) the directors of Chesapeake (Harry H. Warner, Chairman of the Board; Thomas H. Johnson, President & Chief Executive Officer; Robert L. Hintz; James E. Rogers; John W. Rosenblum; Frank
S. Royal; Wallace Stettinius; Richard G. Tilghman; Joseph P. Viviano; and Hugh
V. White, Jr.); and (ii) certain officers of Chesapeake: J.P. Causey Jr., Senior Vice President, Secretary & General Counsel; Andrew J. Kohut, Senior Vice President-Strategic Business Development; Octavio Orta, Executive Vice President-Display & Packaging; William T. Tolley, Senior Vice President-Finance & Chief Financial Officer; Molly Remes, Director-Corporate Communications; and Joel Mostrom, Vice President-Land Development. As of the date of this communication, approximately 14.9% of the outstanding Shares of Shorewood or approximately 4.1 million Shares, are beneficially owned by Chesapeake and Purchaser (including Shares to be purchased pursuant to a stock purchase agreement between Chesapeake and a third-party). Chesapeake has retained Goldman, Sachs & Co. ("Goldman Sachs") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its co-financial advisors in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. Chesapeake and Purchaser have retained Goldman Sachs and DLJ to act as their Co-Dealer Managers in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Chesapeake and Purchaser have agreed to indemnify Goldman Sachs and certain related persons and DLJ and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of each of their engagements. Neither Goldman Sachs nor DLJ believes that they or any of their respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act in the solicitation of proxies and/or consents, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or DLJ. In connection with Goldman Sachs' role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of Goldman Sachs may communicate in person by telephone or otherwise with a limited number of institutions brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: Ravi Sinha, George Mattson, James Katzman, Peter Comisar and Jason Gilbert. In connection with DLJ's role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of DLJ may communicate in person by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: L. Price Blackford, Doug Brown, Daniel Schleifman, Robert Simensky and Andrew Kramer. Goldman Sachs and DLJ each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Goldman Sachs and/or DLJ may trade securities of Shorewood for each of their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs and DLJ has each informed Chesapeake that, as of the date hereof, neither of them holds any Shares for its own account. Goldman Sachs or DLJ and/or certain of their respective affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs, DLJ, and each of their respective affiliates disclaim beneficial ownership of such Shares. Other than as set forth herein, to the knowledge of Chesapeake and Purchaser, as of the date of this communication, none of Chesapeake, Purchaser, any of their respective directors, executive officers, employees or other representatives, or other persons known to Chesapeake or Purchaser who may solicit consents has any interest, direct or indirect, in Shorewood by security holding or otherwise.

                                  SCHEDULE II

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
      OFFICERS, AND CERTAIN REPRESENTATIVES, OF CHESAPEAKE AND PURCHASER

  The following tables set forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the Directors and executive officers of Chesapeake, (2) the Directors and executive officers of Purchaser and (3) certain representatives of Chesapeake who may assist D.F. King & Co., Inc., the Information Agent, in soliciting proxies from Shorewood Stockholders. Unless otherwise indicated, the principal business address of each Director or executive officer of Chesapeake, and each Director or executive officer of Purchaser, named below is 1021 East Cary Street, Richmond, Virginia 23218-2350.

                Directors and Executive Officers of Chesapeake

 Name and Principal                        Present Office  and
  Business Address    Principal Occupation or Employment During the Last Five Years
 ------------------   -------------------------------------------------------------
 Robert L. Hintz     Director; Chairman of the Board, R.L. Hintz and Associates, a
                     management services consulting firm (since 1988); Director of
                     Arch Coal, Inc., Reynolds Metals Company and Scott &
                     Stringfellow Financial, Inc.

 Thomas H. Johnson   Director; President & Chief Executive Officer of Chesapeake
                     Corporation (since 1997); former Vice Chairman (1996-1997) and
                     President and Chief Executive Officer (1989-1996), Riverwood
                     International Corporation, a forest products and packaging company.

 James E. Rogers     Director; President, SCI Investors, Inc., a private equity investment firm (since 1993); Director of Owens & Minor, Inc.,
                     Caraustar Industries, Inc. and Wellman, Inc.

 John W. Rosenblum   Director; Dean, Jepson School of Leadership Studies, University
                     of Richmond (since 1996); former Tayloe Murphy Professor of
                     Business Administration (1993-1996), Darden Graduate School of
                     Business Administration, University of Virginia; Director of
                     Cadmus Communications Corporation, Comdial Corporation, Cone
                     Mills Corporation and Grantham, Mayo, van Otterloo, LLP.

 Frank S. Royal      Director; Physician (since 1969); Director of Columbia/HCA
                     Healthcare Corporation, CSX Corporation, Dominion Resources,
                     Inc. and SunTrust Banks, Inc.

 Wallace Stettinius  Director; Retired (since 1995); former Chairman of the Board,
                     Cadmus Communications Corporation, a graphic communications holding company; Director of Cadmus Communications Corporation.

 Richard G. Tilghman Director; Chairman of the Board, Chief Executive Officer and
                     Director, Crestar Financial Corporation, a bank holding company
                     (since 1985); Vice Chairman of the Board, Executive Vice
                     President and Director, SunTrust Banks, Inc., a bank holding company.

 Joseph P. Viviano   Director; Vice Chairman (since 1999) and Director, Hershey
                     Foods Corporation, a manufacturer of confectionery products;
                     former President and Chief Operating Officer (1993-1998),
                     Hershey Foods Corporation; Director of Harsco Corporation,
                     Huffy Corporation and R.J. Reynolds Tobacco Holdings, Inc.

 Harry H. Warner     Director; Chairman of the Board (Non-executive) of Chesapeake
                     Corporation (since 1998); Financial Consultant; Director of
                     Allied Research Corporation and Pulaski Furniture Corporation.

 Hugh V. White, Jr.  Director; Senior Counsel, Hunton & Williams, Chesapeake
                     Corporation's principal law firm (since 1999); Partner, Hunton
                     & Williams (1969-1999); Director of Pulaski Furniture
                     Corporation.

 Name and Principal                        Present Office and
  Business Address    Principal Occupation or Employment During the Last Five Years
 ------------------   -------------------------------------------------------------

 J.P. Causey Jr.    Senior Vice President, Secretary & General Counsel (since 1995);
                    Vice President, Secretary & General Counsel (1986-1995);
                    Director of C&F Financial Corporation.

 Keith Gilchrist    Executive Vice President--European Packaging (since 1999); Chief
                    Executive, Field Group plc (since 1993).

 Andrew J. Kohut    Senior Vice President, Strategic Business Development (since
                    1998); Group Vice President--Display and Packaging (1996-1998);
                    Group Vice President--Finance & Strategic Development and Chief
                    Financial Officer (1995-1996); Vice President--Finance and Chief
                    Financial Officer (1991-1995).

 Octavio Orta       Executive Vice President--Display & Packaging (since 1998);
                    Senior Vice President, Coated Board Sales and Packaging
                    Operation Group, Riverwood International Corporation (1995-
                    1998); Senior Vice President Europe and Asia/Pacific, Riverwood
                    International Corporation (1993-1995).

 Robert F. Schick   Senior Vice President--containers (since 1998); President,
                    Chesapeake Packaging Co. (since 1996); Vice President,
                    Chesapeake Packaging Co. (1994-1996).

 Thomas A. Smith    Vice President--Human Resources & Assistant Secretary (since
                    1987).

 William T. Tolley  Senior Vice President--Finance and Chief Financial Officer
                    (since 1998); Group Vice President--Finance and Chief Financial
                    Officer (1996-1998); Vice President, Finance and Logistics,
                    Chief Financial Officer, North American Operations, Carrier
                    Corporation (1994-1996).

                 Directors and Executive Officers of Purchaser

 Name and Principal                        Present Office and
  Business Address    Principal Occupation or Employment During the Last Five Years
 ------------------   -------------------------------------------------------------
 Thomas H. Johnson  President; Director, President & Chief Executive Officer of
                    Chesapeake Corporation (since 1997); former Vice Chairman (1996-
                    1997) and President and Chief Executive Officer (1989-1996),
                    Riverwood International Corporation.

 J.P. Causey Jr.    Director; Vice President and Secretary. Senior Vice President,
                    Secretary and General Counsel of Chesapeake Corporation (since
                    1995); Vice President, Secretary and General Counsel (1986-
                    1995); Director of C&F Financial Corporation.

 Andrew J. Kohut    Vice President; Senior Vice President; Strategic Business
                    Development of Chesapeake Corporation (since 1998); Group Vice
                    President--Display and Packaging (1996-1998); Group Vice
                    President--Finance and Strategic Development and Chief Financial
                    Officer (1995-1996); Vice President--Finance and Chief Financial
                    Officer (1991-1995).

 William T. Tolley  Vice President; Senior Vice President--Finance and Chief
                    Financial Officer of Chesapeake Corporation (since 1998); Group
                    Vice President--Finance and Chief Financial Officer (1996-1998);
                    Vice President, Finance and Logistics, Chief Financial Officer,
                    North American Operations, Carrier Corporation (1994-1996).

                                 SCHEDULE III

  SHARES HELD BY CHESAPEAKE, PURCHASER, CERTAIN OF THEIR DIRECTORS, OFFICERS,
      EMPLOYEES AND OTHER REPRESENTATIVES AND THEIR NOMINEES AND CERTAIN
               TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

  As of January 27, 2000, Chesapeake had agreed to purchase approximately 4.1 million Shares, representing approximately 14.9% of the outstanding Shares, pursuant to the Purchase Agreement described below and Purchaser was the record holder of an aggregate of 100 Shares, or less than 1% of the Shares reported by the Company to be outstanding as of December 1, 1999, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999 (the most recent available filing by the Company). A broker-dealer purchased such Shares in open-market purchases for the account of Purchaser.

  On November 26, 1999, Chesapeake and Ariel Capital Management, Inc., an Illinois corporation ("Ariel"), entered into a stock purchase agreement (the "Purchase Agreement") pursuant to which Ariel agreed to use its best efforts as investment advisor to exercise its discretionary authority to cause Ariel's clients to sell to Chesapeake an aggregate of approximately 4.1 million Shares (the "Purchased Shares"), representing approximately 14.9% of the Company's outstanding Shares, at a purchase price of $17.25 per Share or approximately $70,836,000 in the aggregate. The Purchase Agreement is conditioned on the satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act ") and that the transaction not be subject to any adverse litigation or governmental proceeding. On December 18, 1999, the waiting period under the HSR Act expired. The closing for the transactions contemplated in the Purchase Agreement (the "Closing") is expected to occur on the second business day following the satisfaction of the conditions.

  If, on the proposed Closing date, Chesapeake's proposed purchase of the Purchased Shares would not then be permitted under Rule 10b-13 promulgated under the Exchange Act (because Chesapeake has commenced a public tender offer for Shares that has not terminated or expired as of that date), the Closing date will be postponed as necessary to permit closing in compliance with such Rule.

  The Purchase Agreement provides that if, prior to Closing, Chesapeake or any of its affiliates commences a public tender offer for Shares of the Company at a purchase price that equals or exceeds $17.25 per Share, then Ariel agrees to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's clients to: (i) tender the Purchased Shares in such tender offer; and (ii) execute proxies or written consents with respect to the Purchased Shares in the form solicited by Chesapeake or any of its affiliates in any proxy or written consent solicitation commenced in connection with such tender offer.

  If, within one year following the Closing date, Chesapeake, directly or indirectly, acquires a majority of the outstanding Shares of the Company pursuant to a tender offer, merger, consolidation, business combination or other similar transaction, then Chesapeake will pay each Ariel client 100% of the excess, if any, of the per Share consideration paid by Chesapeake in such transaction over $17.25, multiplied by the number of Shares purchased by Chesapeake from such Ariel client pursuant to the Purchase Agreement. If, within one year following the Closing date, any third party not affiliated with either Chesapeake or Ariel, directly or indirectly, acquires a majority of the outstanding Shares of the Company pursuant to a tender offer, merger, consolidation, business combination or other similar transaction, then Chesapeake will pay each Ariel client the sum of (i) 100% of the excess, if any, of the highest per share consideration offered by Chesapeake in any public tender offer for Shares (the "Highest Chesapeake Price") over $17.25 per Share, plus (ii) 50% of the excess, if any, of the per Share consideration paid by such third party over the Highest Chesapeake Price, multiplied by the number of Shares purchased by Chesapeake from such Ariel client pursuant to the Purchase Agreement.

  If, prior to the Closing, Chesapeake's purchase of approximately 4.1 million Shares would result in Chesapeake becoming (i) an "Acquiring Person" as defined in the Rights Agreement, or (ii) an "interested stockholder" within the meaning of Section 203, the number of shares to be purchased under the Purchase Agreement shall be reduced to one Share less than the number of Shares that, if purchased, would cause Chesapeake to be deemed (A) an "Acquiring Person" as defined in the Rights Agreement, or (B) an "interested stockholder" within the meaning of Section 203.

                                     III-1

  If prior to the Closing, a Distribution Date shall have occurred within the meaning of the Rights Agreement, Ariel's clients will sell to Chesapeake all of the Rights associated with the Purchased Shares.

  The Purchase Agreement, by its terms, relates only to the Purchased Shares, and Ariel has retained all of its rights with respect to all additional Shares beneficially owned by Ariel's clients and no agreement, arrangement or understanding with respect to such Shares exists between Chesapeake and Ariel.

  Set forth below are all transactions in Shares that were effected by Purchaser, Chesapeake, or, to the best knowledge of Purchaser, any of the persons named in Schedule I or the Nominees or, to their best knowledge, their associates, during the past 60 days.

                 TRANSACTIONS EFFECTED DURING THE PAST 60 DAYS

                                                              Average Price
      Reporting Person           Date        Shares Purchased   Per Share
      ----------------           ----        ---------------- -------------
   Sheffield, Inc.         November 10, 1999          100*       $11.94**
   Chesapeake Corporation  November 26, 1999    4,106,440***     $17.25

--------

*   Open market purchase effected on the New York Stock Exchange.
**  Price excludes commission.
*** Privately negotiated agreement to purchase Shares pursuant to a Stock
    Purchase Agreement, dated November 26, 1999, by and between Ariel Capital Management, Inc. and Chesapeake Corporation.

                                     III-2

                                  SCHEDULE IV

 INFORMATION CONCERNING SHARE OWNERSHIP OF THE CURRENT DIRECTORS AND EXECUTIVE
                            OFFICERS OF THE COMPANY

  The following table sets forth the share ownership of all current directors and executive officers of the Company as reported in the Company's Revised Preliminary Consent Revocation Statement.

                                                    Amount Of Shares  Percent
Name Of Beneficial Owner                           Beneficially Owned Of Class
------------------------                           ------------------ --------
Marc P. Shore(1)..................................     4,750,485       17.38%
Leonard J. Verebay(2).............................       500,180        1.83%
Charles Kreussling(3).............................       322,377        1.18%
R. Timothy O'Donnell(4)...........................       326,118        1.19%
Howard M. Liebman(5)..............................       233,269          (6)
Kenneth M. Rosenblum(7)...........................       124,629          (6)
William P. Weidner(8).............................        57,000          (6)
Kevin J. Bannon(9)................................        33,000          (6)
Virginia A. Kamsky................................         4,500          (6)
Andrew N. Shore(10)...............................       169,052          (6)
William H. Hogan(11)..............................        30,500          (6)
Sharon R. Fairley.................................             0          (6)
All directors and executive officers as a group
 (12 persons)(12)(13).............................     6,529,610       23.56%

--------
(1) See "Ownership of Common Stock--Footnote (1)."

(2) Includes 500,000 Shares held in grantor retained annuity trust. Under the terms of the Stockholders' Agreement, these shares are subject to contractual restrictions on transfer until October 30, 2000, with limited exceptions for certain types of inter-family, estate planning and affiliate transactions. These restrictions terminate in various circumstances, including the occurrence of certain types of capital events and "change of control" transaction.

(3) Includes 90,000 Shares owned by Charles Kreussling's wife, as to which Mr. Kreussling disclaims beneficial ownership. The table does not include 750 Shares owned by one of Mr. Kreussling's adult children who shares the same household.

(4) Includes: (i) 450 Shares owned by Mr. O'Donnell's wife as custodian for their three minor children; (ii) 22,231 Shares owned by Jefferson Capital (of which Mr. O'Donnell is the President and a principal stockholder);
    (iii) 87,500 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of warrants granted to Jefferson Capital; and (iv) 18,000 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of director options granted to Mr. O'Donnell under the Company's Incentive Plans.

(5) Includes (i) 67,432 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of stock options granted under the Company's Incentive Plans; (ii) 79,101 Shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture and (iii) 55,977 Shares that are held by the Company as collateral for a $657,521 loan in connection with the exercise of options.

(6) Less than 1% of the outstanding Shares.

(7) Includes: (i) 35,347 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of stock options granted under the Company's Incentive Plans; and (ii) 5,178 Shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture.

(8) Includes: (i) 18,000 Shares which could be acquired on or within sixty
    (60) days after December 10, 1999 upon the exercise of director options granted under the Company's Incentive Plans and (ii) 39,000 Shares owned by William P. Weidner's wife, as to which Mr. Weidner disclaims beneficial ownership.

(9) Includes 18,000 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of director options granted under the Company's Incentive Plans.

(10) Includes: (i) 5,000 Shares which could be acquired on or within 60 days after December 10, 1999 upon exercise of stock options granted under the Company's Incentive Plans; (ii) 6,000 Shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture; and (iii) 650 Shares owned by Andrew N. Shore's wife, as to which Mr. Shore disclaims beneficial ownership.

(11) Includes: (i) 9,000 Shares of restricted stock awarded under the LTIP, all of which are subject to forfeiture and (ii) 21,500 Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of director options granted under Shorewood's Incentive Plans.

(12) The total number of directors and executive officers of the Company includes two executive officers who were not included in the above table.

(13) Includes 695,181 Shares subject to stock options or warrants which could be acquired on or within 60 days after December 10, 1999 and 184,929 Shares of restricted stock awarded pursuant to the Company's Long-Term Incentive Program, all of which are subject to forfeiture. Does not include the Shares held by Messrs. Melvin L. Braun and Floyd G. Glinert, who, until recently, were Directors of the Company. Where more than one person is deemed to be a beneficial owner of any particular Shares, such shares have been counted toward the total listed only once.

                                    FORM OF
                CONSENT SOLICITED ON BEHALF OF SHEFFIELD, INC.

  Unless otherwise specified below, the undersigned, a holder of shares of common stock, par value $0.01 per share (the "Common Stock"), of Shorewood
Packaging Corporation (the "Company") on          , 2000 (the "Record Date"),
hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock which the undersigned is entitled to vote, to the taking of the following actions (collectively, the "Proposals") without a meeting of the stockholders of the Company:

  [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

  Sheffield recommends that you consent to all of the following actions.

  (If you sign, date and return this card without indicating your vote, you will be deemed to have consented to each Proposal)

Proposal No. 1.

  Amendment to Article III, Section 1 of the Amended and Restated Bylaws of the Company in effect as of November 22, 1999, as amended by the Company Board on December 15, 1999, and January 5, 2000 (the "Amended Bylaws"), to remove the provision establishing a staggered board of directors by (i) deleting the second, third and fourth sentences of Article III, Section 1 and inserting in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms" and (ii) deleting in the third sentence of Article III,
Section 2 of the Bylaws the phrase "at which directors of this class are to be elected."

  [_] CONSENTS  [_] WITHHOLDS CONSENT       [_] ABSTAINS

-------------------------------------------------------------------------

Proposal No. 2.

  The removal of each of the nine current members of the Board of Directors of the Company (the "Company Board"), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, Howard M. Liebman, R. Timothy O'Donnell, Andrew N. Shore, Marc P. Shore, Leonard J. Verebay, and William P. Weidner, and any other person or persons who may be members of the Company Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4 set forth below).

  [_] CONSENTS  [_] WITHHOLDS CONSENT       [_] ABSTAINS

  Instruction: To consent to the removal of certain of the current directors of the Company, but not all of them, check the "CONSENTS" box above and write the name of each person you do not wish removed in the following space:

-------------------------------------------------------------------------

Proposal No. 3.

  Amendment of Article III, Section 1 of the Amended Bylaws of the Company to fix the number of directors of the Company at three, by deleting the phrase "to consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Board of Directors from time to time" and inserting in lieu thereof the phrase "to consist of three (3) directors."

  [_] CONSENTS  [_] WITHHOLDS CONSENT       [_] ABSTAINS

                     (Continued and to be signed and dated on the reverse side)

(Continued from other side)

Proposal No. 4.

  The Election of each of Charles M. Elson, Claude B. Owen, Jr. and John E. Stokely (together, the "Nominees") as a member of the Company Board, to serve until the next annual meeting of Stockholders and until his successor has been duly elected and qualified.

  [_] CONSENTS     [_] WITHHOLDS CONSENT         [_] ABSTAINS

  If you wish to consent to the election of certain of the Nominees, but not all of them, check the "CONSENTS" box above and write the name of each such person you do not wish elected in the following space:

  If no box is marked above with respect to this Proposal, the undersigned will be deemed to consent to such Proposal, except that the undersigned will not be deemed to consent to the election of any candidate whose name is written-in in the space provided above.


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Proposal No. 5.

  Repeal any amendments of the Amended Bylaws (whether effected by supplement to, deletion from or revision of the Amended Bylaws) adopted subsequent to January 5, 2000, and at or prior to the time the Proposals become effective (other than amendments adopted as a result of the adoption of Proposal No. 1 and No. 3 set forth above).

  [_] CONSENTS     [_] WITHHOLDS CONSENT         [_] ABSTAINS

  Note: Each of Proposal Nos. 3-5 is conditioned upon the approval of Proposal No. 1. Proposal No. 2 is conditioned upon the approval of Proposal No. 1 and at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Company Board. None of Proposal Nos. 3-5 is conditioned upon the approval of any other of Proposal Nos. 3-5.

  If you have any questions or need assistance, please contact D.F. King & Co., Inc., which is assisting Purchaser in this consent solicitation. Call toll-free 1-800-578-5378.

  Consents can only be given by the Stockholder of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                          Dated:
                                               --------------------------------

                                          -------------------------------------
                                                Signature (Title, if any)

                                          -------------------------------------
                                                Signature if held jointly

  Please sign, date and mail your consent promptly in the enclosed postage-paid envelope.